Exhibit 10.8.3

23 June 2015 Omagine Plot, Muscat, Oman Valuation Report

Jones Lang LaSalle UAE Limited, Dubai Branch Emaar Square, Bldg 1, Office 403 Sheikh Zayed Road, Dubai UAE tel +971 4 426 6999 fax +971 4 365 3260 www.jll-mena.com

Omagine LLC	Your ref	Signed proposal 15 Jan 2014
P.O Box 708	Our ref	V6815
Madinat Sultan Qaboos	Direct line	+971 4 436 2438
Postal Code 115 Muscat	Email	youcef.elhachemi@jll.com simon.brand@jll.com
Sultanate of Oman	Date	23 June 2015

For the attention of Agron Telaku sent by email to: agron.telaku@omagine.com

Dear Sirs,

EXECUTIVE SUMMARY – VALUATION OF DEVELOPMENT LAND PLOT KNOWN AS OMAGINE, MUSCAT, OMAN

In accordance with your instructions we have carried out a Fair Value assessment for the Usufruct Right over the development land plot known as the Omagine site, Muscat, Oman.

Instruction	We refer to the instructions received from Omagine LLC requesting Jones Lang LaSalle UAE Limited (Dubai Branch) to provide our opinion of the value of the Usufruct Right, subject to the Development Agreement, in the Subject Property.

Subject Property:	Mixed use development site of 1,000,000 sq m in Muscat, Oman.

Tenure:	Usufruct Right.

Date of Valuation:	31 December 2014

Purpose of Valuation:

As per your instructions, agreed in our proposal dated 15 January 2015, we have provided our opinion of the Fair Value of the Property for financial reporting purposes only. You have informed us that your financial statements are prepared in accordance with International Financial Reporting Standards (IFRS).

Valuation Approach:	Income Approach (Residual Land Valuation based on a Discounted Cash flow).

Basis of Valuation:	Our valuation has been prepared on the basis of Fair Value, defined by the International Accounting Standards Board (IASB) in IFRS 13 as:

“The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

Inspection:	The Subject Property was inspected by Youcef Elhachemi MRICS and Miles Walby on 09 February 2015. The inspection was conducted on a visual basis only.

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Omagine Plot, Muscat, Oman	23 June 2015

Sources of Information:	We have inspected the premises and carried out all the necessary enquiries. We have relied on information provided by the Client, including Initial Master Plan, Development Agreement and Usufruct Agreement.

Market Condition:

Whilst we have undertaken all reasonable efforts to understand the prevailing real estate market and to analyse relevant sale transactions as is usual for property valuation professionals acting in accordance with the RICS Valuation – Professional Standards, we draw the reader’s attention to the following:

●	the lack of liquidity in MENA real estate markets combined with low levels of transparency and the consequent difficulty of verifying reported transactions;

●	the rapidly evolving real estate laws, regulations and planning controls relating to property and property dealings;

●	the volatility of real estate investment and development markets; and

●	the restricted investor base together with the significant influence of state sponsored developers and operators, in relatively small markets.

These factors result in our assessments being reliant on generally less complete and less reliable information and consequently being subject to a greater level of uncertainty than is usual in more mature markets. As such, this greater level of uncertainty must be taken into account by any parties seeking to rely or base decisions upon valuations undertaken in these circumstances.

IFRS 13 Commentary:	IFRS 13 also requires a commentary to be made on the hierarchy of the inputs used in measuring Fair Value. Due to the opaque nature of the market and there being a lack of recent, directly comparable evidence, our valuation has also been prepared using the Income Approach based on a discounted cash flow model. We have based our inputs on the most appropriate market based information available to us. However, our model contains a number of ‘unobservable inputs’ and should therefore be categorised within Level 3 of the fair value hierarchy.

The significant unobservable inputs adopted in our model are as follows:

●	Project phasing;

●	Construction costs;

●	Project discount rate.

Our model is sensitive to isolated changes in the inputs, particularly those highlighted above. Any significant increase (delay) in the project phasing, construction costs and project discount rate will result in a significant decrease in Fair Value. However, an increase in the project phasing may also, if it is associated with an increased risk of receiving the forecasted net cash flow, be accompanied by an increase in the project discount rate.

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Omagine Plot, Muscat, Oman	23 June 2015

Disclosure:

We have not previously valued the Subject Property and are not aware of any existing or potential conflicts of interest, either on the part of JLL or the individual members of the Valuation team to be assigned to this project, which would prevent us from providing an independent and objective opinion of value of the Subject Property.

Special Assumption:	We have been instructed to provide our opinion of Fair Value based on a Special Assumption as detailed below:

●

We are informed that although the Usufruct Agreement has been agreed as an attachment to the Development Agreement, the Usufruct Agreement is yet to be separately officially signed by the Omani Government. We have been informed by the Client that communication has been received from the Minister of Tourism that the official signature will be provided in the short term. We have therefore provided our opinion of Fair Value based on the Special Assumption that this agreement is officially signed.

Fair Value:	We are of the opinion that the Fair Value of the Usufruct Right of the Property as at 31 December 2014 is:

OMR 150,000,000

(ONE HUNDRED AND FIFTY MILLION OMANI RIYALS)
USD 389,610,000*

(THREE HUNDRED AND EIGHTY NINE MILLION SIX HUNDRED AND TEN THOUSAND UNITED STATES DOLLARS)*
*(based on 24/06/2015 XE Currency Converter exchange rate)
No allowance has been made for any expenses of realisation or for taxation which might arise in the event of a disposal or for a purchaser’s cost of acquisition.

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Omagine Plot, Muscat, Oman	23 June 2015

Contents

1	Terms of Engagement	3
1.1	Instruction	3
1.2	Purpose of Valuation	3
1.3	Liability	3
1.4	Confidentiality and Publication	3
1.5	Information Relied Upon	3
1.6	Valuation Standards	3
1.7	Basis of Valuation	4
1.8	Special Assumption	4
1.9	Conflict of Interest	4
1.10	Previous Involvement	4
1.11	Status of Valuer	4
1.12	Date of Valuation	5
1.13	Inspection	5

2	Property Description	6
2.1	Location	6
2.2	Property Description	7
2.3	Master Plan Description	8
2.4	Surrounding Context and Attributes	13
2.5	Accessibility and Visibility	14
2.6	Proximity to Demand Generators	14
2.7	Site SWOT Analysis	14

3	Legal Commentary	15
3.1	Nature and Sources of Information Relied Upon	15
3.2	Title and Tenure	15
3.3	Development Agreement	16
3.4	Infrastructure Timeframe and Obligations	17
3.5	Private Sector Public Infrastructure and Utilities (PSPIU)	23
3.6	Freehold Acquisition Plan	25
3.7	Time Chart of Key Milestone within the Development Agreement	28
3.8	Client Timetable for Project Implementation	29

4	Country and City Overview	30
4.1	Country Overview	30
4.2	Muscat Real Estate Market Overview	40

5	Valuation Methodology	50
5.1	Master Plans and Development Plans	50
5.2	Valuation Method	50

6	Income Approach	51
6.1	Valuation Rationale - Revenue	51
6.2	Development Phasing	51
6.3	Landmark Plot No.1 - Revenue	53
6.4	Hotel Revenue Assumptions	55
6.5	Marina Revenue	57

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Omagine Plot, Muscat, Oman	23 June 2015

6.6	Residential Component	57
6.7	Office Component	60
6.8	Retail Component	61
6.9	Sales Escalation	62
6.10	Sales Revenue Collection Profile	62
6.11	Gross Project Revenue	62
6.12	Administration and Legal, Marketing and Sales Commission	62
6.13	Usufruct Land Purchase Cost	63
6.14	Net Project Revenue	63
6.15	Development Costs	63
6.16	Usufruct Rent	65
6.17	Project Discount Rate/Target Project IRR	65
6.18	Residual Land Valuation Summary	65

7	Land Market Commentary	67
7.1	Comparable Land Transactions	67
7.2	Large Comparable Asking Prices in Oman	68
7.3	Conclusion	69

8	Fair Value Commentary	70

9	Fair Value	71
9.1	Opinion of Fair Value	71
9.2	Principal Risks	71
9.3	Saleability of the Asset	72
9.4	Confidentiality and Publication	72

10	Assumptions and Caveats Relative to Valuation	74
10.1	General	74
10.2	Title and Ownership	74
10.3	Condition and Compliance of Land	74

Appendix A: General Principles Adopted in the Preparations of Valuations and Reports		76

Appendix B: Interpretative Commentary of Fair Value		78

Appendix C: Photographs		79

Appendix D: Initial Master Plan with Phasing		81

Appendix E: Integrated Tourism Complex Licence		82

Appendix F: Omagine Marina Configuration		83

Appendix G: Krooki		84

Appendix H: Estate Master DF Summary Sheet		85

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Omagine Plot, Muscat, Oman	23 June 2015

1	Terms of Engagement

1.1	Instruction

We refer to the instructions received from Omagine LLC (“Omagine”/“Client”/“you”) requesting Jones Lang LaSalle UAE Limited (Dubai Branch) (“JLL”/“we”/“our”) to provide our opinion of the Fair Value of the Usufruct Right over development land known as:

●	Omagine Project, Muscat, Oman.

Hereinafter referred to as the “Subject Property”.

1.2	Purpose of Valuation

Our valuation is provided for internal financial reporting purposes only. You have informed us that your financial statements are prepared in accordance with International Financial Reporting Standards (IFRS).

1.3	Liability

Our liability is to our Client only and limited in aggregate to the fee for this assignment. This liability proviso does not apply with respect to ‘Clients Information’ as such information is considered the responsibility of the Client.

1.4	Confidentiality and Publication

This report is confidential to Omagine LLC only, for the specific purpose to which it refers. No responsibility whatsoever is accepted to any third party and neither the whole of the report, nor any part, nor references thereto, may be published in any document, statement or circular, nor in any communication with third parties without our prior written approval of the form and context in which it will appear.

RICS Valuation Standards require us to draw your attention to the possibility that this valuation may be investigated by the RICS for the purposes of ensuring compliance with the Standards. Should this occur it will be done with strict confidentiality by the RICS.

1.5	Information Relied Upon

We have relied extensively on information provided during discussions and in hardcopy by Omagine LLC which include master plan details, the Development Agreement dated 02 October 2014 (including an unsigned copy of the Usufruct Agreement), areas, project status and construction costs. Whilst we believe that the data collected is accurate and reliable, JLL has not, as part of the valuation, performed an independent audit or review of the information gathered and does not express an opinion or any other form of assurance on the accuracy of such information. No responsibility is assumed for errors or omissions, or for information not disclosed which might otherwise affect the valuation.

1.6	Valuation Standards

Our valuation has been undertaken in accordance with the RICS Valuation – Professional Standards (January 2014) (“Standards”) which comply with the International Valuation Standards.

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Omagine Plot, Muscat, Oman	23 June 2015

1.7	Basis of Valuation

In accordance with IFRS 13 we have reported our opinion of the Fair Value of the Subject Property, defined as follows:

“The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The references in IFRS 13 to market participants and a sale make it clear that for most practical purposes the concept of Fair Value is consistent with that of Market Value, and so there would be no difference between them in terms of the valuation figure reported.

No allowance has been made in our valuation for expenses relating to realising the value of the Subject Property or for taxation which might arise in the event of its disposal.

1.8	Special Assumption

We have been instructed to provide our opinion of Fair Value based on a Special Assumption as detailed below:

●	We are informed that although the Usufruct Agreement has been agreed as an attachment to the Development Agreement, the Usufruct Agreement is yet to be separately officially signed by the Omani Government. We have been informed by the Client that communication has been received from the Minister of Tourism that the official signature will be provided in the short term. We have therefore provided our opinion of Fair Value based on the Special Assumption that this agreement is officially signed.

1.9	Conflict of Interest

We are not aware of a conflict of interest that would prevent us from reporting our honest and objective opinion of the value of the Subject Property.

1.10	Previous Involvement

We have not previously valued the Subject Property and are not aware of any existing or potential conflicts of interest, either on the part of JLL or the individual members of the Valuation team to be assigned to this project, which would prevent us from providing an independent and objective opinion of value of the Subject Property.

1.11	Status of Valuer

We have acted as an External Valuer, defined by the Standards as:

“A valuer who, together with any associates, has no material links with the client, an agent acting on behalf of the client or the subject of the assignment.”

This report has been prepared by Youcef Elhachemi MRICS, Associate and Miles Walby, Assistant Valuer and Faizan Ahmed, Assistant Valuer under the supervision of Simon Brand FRICS, Head of Valuation Advisory MENA. A review has been conducted by Alan Robertson FRICS CEO, JLL MENA. We have the knowledge, skills and understanding required to undertake the valuation competently.

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Omagine Plot, Muscat, Oman	23 June 2015

1.12	Date of Valuation

The date of our valuation is 31 December 2014.

1.13	Inspection

The Subject Property was inspected on 09 February 2015 by Youcef Elhachemi MRICS and Miles Walby. Our inspection was conducted on a visual basis only.

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Omagine Plot, Muscat, Oman	23 June 2015

2	Property Description

2.1	Location

The Property is situated in North Hail Awamer within the Al Seeb area of Muscat, Oman. The Property borders The Wave development to the East, vacant land to the West, the Gulf of Oman Sea to the North and the “Seeb Coastal Road”/”Main Road” to the South, which separates the Property from the Al Mawallih North residential area.

Macro Location

Source: Google Earth

Micro Location

 Source: Google Earth

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Omagine Plot, Muscat, Oman	23 June 2015

2.2	Property Description

The Subject Property consists of a 1,000,000 sq m land plot. The plot is irregular in shape and has a flat gradient but uneven topography. There has been excavation around the site boundary which has created a raised mound along most of the site’s perimeter. The site is covered in indigenous succulent groundcover with native trees and was inhabited by camels at the date of inspection. The Property also has several fishing buildings with boats moored on the beach in front of them on the northern boundary. There is a minor road that intersects the west of the Property that is known as the “Cornish Road”. This area is known to flood regularly.

Photographs of the Property

View of Site from the East

View of Site from the South

View of Site from the West

View of Site from the North

Fishing Buildings on Site

Flooded Area along the Cornish Road

Sea View (The Wave in the background)

Cornish Road

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Omagine Plot, Muscat, Oman	23 June 2015

2.3	Master Plan Description

2.3.1	Overview

Introduction

The Government of the Sultanate of Oman has created, and is progressively implementing, Vision 2020. This is an integrated strategy for economic diversification, aimed at securing sustainable future economic growth for the Sultanate of Oman. This growth is to be achieved by leveraging current revenues from finite oil and gas reserves, to drive investment in essential infrastructure. In turn, this will support the development of value added, service based industries in Oman. A key focus is the development of the tourism and hospitality industry sector.

Large scale developments like the Omagine Project are being designed and implemented in support of this government imperative. We have been provided with Omagine’s Initial Master Plan for the Subject Property as agreed under the Development Agreement (Section 3.3).

The Pearls

Omagine‘s Master Plan is centred around the “Pearls” which are to be placed along the boardwalk surrounding the marina. Omagine‘s Pearls will be iconic architectural forms housing entertaining tourism visitor experiences. The visitor experiences must align with Omagine’s strategic vision of:

●	Providing entertainment with a purpose as a part of a uniquely spectacular tourist experience;

●	Inspiring all visitors, especially youth to let their imaginations soar;

●	Transferring accurate knowledge and information in a subtle and entertaining fashion;

●	Sparking the visitors imagination and confidence in their own personal potential;

●	Aligning with the Sultanate’s objectives for promoting human capacity building in support of ongoing Government economic and industrial planning efforts;

●	Maintaining the Sultanate’s culture and rich biodiversity;

●	Enjoying the entertainment experience.

The entertainment content and visitor experiences of the Pearls will be specifically designed to provide “entertainment with a purpose”. The focus is on “high culture”, science, history and the arts not just “pop culture” although popular culture will not be held in disdain. The journey through, around and among the Pearls tells the stories of Oman, Culture, Innovation, Energy, Sea, Earth and Sky. The stories will be told in inspiring, illuminating and exhilarating ways by means of the Pearl entertainment content and visitor experiences. The primary focus of the visitor experiences is entertainment but no visitor experience is to be designed unless it is in alignment with the several objectives stated above.

The seven pearls will provide the following experiences:

1.	Oman Pearl

●	Using the latest high definition projection and IMAX technologies Oman’s coastline, mountains, seas and changing topography is revealed.

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Omagine Plot, Muscat, Oman	23 June 2015

●	An interactive sports and activity centre will provide young and old with the opportunity to take part in “virtual” extreme sports in perfect safety.

●	An Omani heritage centre providing music, dance, historical data and stories via cinema, exhibits and interactive media from around Oman.

●	A musically guided adventure journey up close and personal (possibly with indigenous animals including the Arabian Oryx, the turtles of Ras AlHad and the famous Arabian Horses of Oman).

2.	Culture Pearl

●	Visitors take a ride-based journey that explores the origins of civilization in Mesopotamia, the flowering of Arabian culture and the transmission to the West by great Arab scholars of the ancient wisdom of Greece.

●	Around a central stage used for international music performances, fashion shows and other diverting entertainment, visitors relax while enjoying a variety of foods from around the world.

●	A multipurpose gallery space provides changing exhibitions of works. An adjacent space provides virtual access to the great museums and galleries of the world.

●	A media resource centre provides a space for visitors to explore their own creative abilities in a relaxed and entertaining way.

●	A centre of modern Arabian Culture provides music, dance and cinema from around the Arabian world.

3.	Innovation Pearl

●	Visitors enter a ‘time machine’ which is a large motion simulator with projection windows looking out on the places it visits.

●	On leaving the time machine visitors then enter an interactive demonstration area where “Omagineers” assist them to explore the latest innovations and access information about scientific activity today. The area will include demonstrations and exhibits relevant to school curricula.

●	Using actors, interactive media, computer generated graphics and simulator technology, visitors to Omagine’s Innovation Pearl have the opportunity to see, meet and talk with a number people of the past.

●	The Innovation Pearl will personalise the experiences for visitors by allowing them to access a range of animations, simulations, games and tests via smart cards.

4.	Energy Pearl

●	Visitors will be slowly spun in their seats as they revolve around a stage viewing unique shows projected onto the inner shell of the Energy Pearl.

●	Visitors may interact with the Energy Pearls’ “Omagineers” (or virtually with cutting edge engineers and scientists).

●	An entertaining sports and health café provides a nonthreatening atmosphere to transmit the most current scientific nutrition advice and best practices.

●	Futuristic movement based and virtual experiences will allow visitors to explore space.

5.	Sea Pearl

●	In a unique experience with 4D seating fitted with aquatic tubes, visitors revolve around and/or through a semi darkened aquarium as barracuda, colourful fish and sea life swim through the audience via the lighted aquatic tubes.

●	Visitors will partake in experiences – both live and via interactive multimedia technology.

●	Seated in a motion based dhow in the centre of a 360 degree projection theatre, visitors will explore the oceans as some of the great Arabian and other maritime explorers narrate the journey.

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Omagine Plot, Muscat, Oman	23 June 2015

●	An entertaining and interactive centre offering fun packed water rides and experiences (possibly swimming with the dolphins).

●	Using simulators visitors pass through a “virtual” ocean of marine wonders, navigate the Gulf of Oman or steer a ship to the ports of Muscat, Sohar or Salalah.

●	From viewing platforms visitors may explore the origin and evolution of life in the sea and the societal and economic benefits mankind derives from the seas.

6.	Earth Pearl

●	Visitors to the Earth Pearl will experience motion based theatre.

●	Up-close encounters with some of the strangest animals and most beautiful plants from around the world will delight visitors.

●	Selecting from an interactive database visitors can choose virtual visits to any of the world’s landmarks.

●	Amusing multimedia display presentations will invite visitors to interact with the world’s weather systems, population shifts and topographical features.

●	Engaging exhibitions and interactive activities demonstrate for visitors:

7.	Sky Pearl

●	Visitors will experience a seated planetarium.

●	Using simulation technology visitors will walk on the moon with Farouk El Baz (an Egyptian space scientist who worked with NASA) and fly to the stars with Al Adrisi.

●	As their seats ascend through the retracting roof, visitors get a unique view of the Gulf of Oman. After the “flight” arrives an “Omagineer” receptionist takes them on a tour of the hotel during which, through a huge observation window in the Space Hotel’s reception area, visitors enjoy a stunning view of earth from space. They visit high-tech luxury rooms, dining areas, space gyms, leisure areas and shops. Each room has windows looking out into space. Visitors might also be taken to a Space Port where simulator pods take them on short rides into space.

●	In another area of the Sky Pearl, accessible either through the Space Hotel or separately, visitors may design their own space cities of the future.

●	Nearby at the Sky Pearl’s live bird sanctuary, a variety of live performers, multimedia experiences and “Omagineers” are available to guide visitors as they interact with various birds.

●	Simulated flights, powerful interactive technologies and space telescopes allow visitors to explore the universe’s lights, radio waves and radiations.

The image below provides an impression of the boardwalk area with the Pearls on completion:

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Omagine Plot, Muscat, Oman	23 June 2015

The Initial Master Plan Design

The Initial Master Plan, which has been granted with an Integrated Tourism Complex Licence allowing for unrestricted freehold land and built property sales, includes the following:

●	Hotels and Chalets:

	■	One 5 Star Hotel - 280 keys;

	■	Two 4 Star Hotels – 280 keys each;

	■	Serviced Chalets – 600 units.

●	Rental Property:

	■	Office space – 46,468 sq m of Leasable Area;

	■	High end retail – 6,620 sq m of Leasable Area;

	■	Serviced Apartments – 79,115 sq m of Leasable Area.

●	Landmark (Plot 1):

	■	Theme park 19,800 sq m of Gross Floor Area;

	■	Retail – 40,849 sq m of Leasable Area;

	■	Cafes – 2,035 sq m of Leasable Area;

	■	Movie Theatre – 3,895 sq m of Leasable Area.

●	Residential:

	■	Villas – 294 units;

	■	Townhouses – 210 units;

	■	Apartments – 1,660 units.

The land areas for the foregoing can be found in the table below:

Parcel No.	Item	Parcel Area (Sq M)	Permissible BUA (Sq M)	FAR
1	Landmark	88,918	123,133	1.38
2	5 Star Hotel - Balcon	116,800	86,885	0.74
3	4 Star Hotel - Theatre	8,054	24,970	3.10
4	Serviced Apartments	17,937	79,115	4.41
5	4 Star Hotel - Marina	33,717	24,970	0.74
6	Apartments	24,369	75,049	3.08
7	Apartments	4,071	13,503	3.32
8	Apartments	5,910	28,020	4.74
9	Apartments	6,499	34,836	5.36
10	High End Souk	13,859	6,620	0.48
11	Tower 3 - Marina	3,623	300	0.08
12	Marina Operations	11,807	1,179	0.10
13	Apartments	13,700	42,685	3.12
14	Apartments	13,884	40,607	2.92
15	Apartments	8,946	18,519	2.07
16	Market	4,350	1,318	0.30
17	Parking Structure	11,115	69,781	6.28
18	Omagine Operations	21,193	4,385	0.21
19	Apartments	7,494	31,278	4.17
20	Apartments	15,268	44,877	2.94
21	Welcome Centre	4,175	100	0.02
22	Apartments	12,875	29,892	2.32

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Omagine Plot, Muscat, Oman	23 June 2015

Parcel No.	Item	Parcel Area (Sq M)	Permissible BUA (Sq M)	FAR
23	Apartments	13,585	32,970	2.43
24	Apartments	4,798	12,414	2.59
25	Mosque	1,890	2,000	1.06
26	Townhouses	26,890	29,892	2.32
27	Townhouses	14,879	32,970	2.43
28	Townhouses	9,501	12,414	2.59
29	Office	10,988	11,617	1.06
30	Office	11,098	11,617	1.05
31	Office	10,993	11,617	1.06
32	Office	14,098	11,617	0.82
33	Clubhouse	18,865	278	0.01
34	Residential Freehold	235,986	222,920	0.94
Total (including community areas)		1,105,483	1,148,163	1.04

Coverage of the development on the site is not to exceed 30% of the Existing Land, of which a maximum of 50% of the Development shall be for non-tourism purposes and the balance of the Development is to be for Tourism purposes. The design and layout is shown in the map below (which correlates with the table above):

Source: Omagine LLC

We have been informed that the additional strip of land on the North West boundary of the site, as added under the revised krooki attached at Appendix G, is undevelopable.

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Omagine Plot, Muscat, Oman	23 June 2015

Land Areas

The Initial Master Plan design incorporates reclaimed land from the sea bed as well as existing land used for the Marina and Lagoon. The adjusted land area has been calculated below:

Item	Area (Sq M)
Existing Land Area (Krooki)	1,000,000
Additional Reclaimed Land and Sea Bed	277,427
Proposed Land and Sea Bed Area	1,277,427
Existing Land Used for the Canals and Waterways	(171,944)
Net Land Area	1,105,483

The additional reclaimed land is expected to extend 130m out from the shoreline at its furthest point. The existing land area which currently exists but is proposed to be excavated and created into a canal is 171,994 sq m.

2.3.2	Community Development Plan Community Facilities

The Development Agreement emphasises the construction of community facilities in the Master Plan, which are as listed below:

1.	Retail outlets; stores and marketplace
2.	Restaurants; kiosks
3.	Entertainment venues; amphitheatre
4.	Marina
5.	Pearl buildings and exhibitions
6.	Open areas
7.	Beaches
8.	Boardwalk
9.	Roads and pathways within the Initial Master Plan
10.	Perimeter Landscaped Area
11.	Marine structures
12.	Created waterways
13.	Parks and gardens
14.	Utility services and drainage
15.	Parking areas

Infrastructure

All infrastructure, including roadways, sewage, water, telephone and electricity, within the Inner Boundary (refer to Section 3.4) will be provided at the expense of the Client. The Government of Oman has agreed to connect current off-site infrastructure to the relevant connection points along the Inner Boundary within a timeframe agreed in the Development Agreement and this will be at the expense of the Government.

2.4	Surrounding Context and Attributes

The Property is situated in the North Hail Awamer area of Al Seeb. This area, which is a mainly zoned for residential villas, is to the West of Muscat and approximately 9.3 km from Muscat International Airport. The largest developments in the area include The Wave and Muscat International Airport Expansion. We understand that land within this is area is mainly owned by the Government of Oman.

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Omagine Plot, Muscat, Oman	23 June 2015

2.5	Accessibility and Visibility

The Property is accessible via Seeb Coastal Road known as “The Main Road” bearing off west from 18th of November Street. The Property is clearly visible from The Main Road. There are two further service roads, one at the western boundary known as the Cornish Road and the other at the eastern boundary, an unnamed road.

2.6	Proximity to Demand Generators

The main demand generators close to the Property can be seen in the table below:

Demand Generator	Proximity to the Property (km)	Direction
The Wave Development	0.8	West
Markaz Al Baja Mall	1.7	Southwest
Muscat City Centre Mall	3.3	Southwest
Muscat International Airport (Old and New)	9.3	Southeast
Al Sahwa Park	4.1	Southwest
Muscat Hills	7.9	Southeast

2.7	Site SWOT Analysis

Strength		Weakness
●	The Development Agreement provides the “Client” with an income tax free period until 2019; with the option to renew for another 5 years;	●	The Property is subject to a Usufruct Agreement which on expiry reverts all land and unsold assets related to the land back to the Government on Oman;

●	Unrestricted freehold title for internal land plots once servicing has been provided and for built property;	●	The Property is subject to a Development Agreement (DA) which has a construction time limit and minimum build obligations;

●	The freehold title of completed developments on the Property can be sold to international purchasers which grants them a residence visa for the duration of their ownership (see Section 4.1.7);	●	As part of the DA, a fee is payable by the potential purchaser of OMR 25/sq m of land area within the development with a 6% price escalation per annum.

●	Location adjacent to large scale new developments such as The Wave and Airport.		This is to be paid to the Ministry of Tourism on transfer of title to a third party.

Opportunity		Threat
●	Large plot to create iconic development along the sea front;	●	Competition from other ITCs;

●	Emerging area of Muscat;	●	Reliant on an economy that is heavily dependent on oil prices;

●	Changes to Omani Law is likely to have a positive effect on investor sentiment in Oman;	●	Delays of the Minimum Build Obligations over the deadline will incur a weekly delay penalty charge of OMR 30,000.

●	Government promotion of Tourism as part of their overall plan to diversify the Omani economy.

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3	Legal Commentary

3.1	Nature and Sources of Information Relied Upon

We have been provided with the following documentation by the Client which we have relied upon as being accurate:

●	Development Agreement, including:

●	Usufruct Agreement;

●	Initial Master Plan details;

●	Integrated Tourism Complex Licence;

●	Krooki, Layout Plan and Project Boundary;

●	Site plan including reclamation area;

●	Marina Configuration Plan.

●	Project construction costs;

●	Operational costs and forecast income from proposed property operations.

3.2	Title and Tenure

We have been provided with a copy of the Development Agreement signed by the Client (Omagine LLC) and The Government of the Sultanate of Oman as represented by the Ministry of Tourism on 2 October 2014. Within this document reference is made to a Usufruct Agreement which grants Omagine LLC the right and obligation to develop the Omagine Project. We are informed that although the Usufruct Agreement has been agreed as an attachment to the Development Agreement the Usufruct Agreement is yet to be officially signed by the Omani Government. We have been informed by the Client that communication has been received from the Minister of Tourism that the official signature will be provided in the following couple of weeks. We have therefore provided our opinion of Fair Value based on the Special Assumption that this agreement is officially signed.

A copy of the title deed included in the Development Agreement provided to us states that the freehold title is held by the Government of the Sultanate of Oman. We have not been provided the actual title deed and have assumed that the Omani Government has the right to grant Omagine LLC with a Usufruct Right over the Subject Property and on commencement of the development project the Government of the Sultanate of Oman will grant Omagine LLC the freehold title of any sub-divided land parcels and or units proposed for development. The Development Agreement states that the Subject Property will be provided to Omagine LLC free of any third party interests.

Further details regarding the Usufruct Agreement that forms part of the Development Agreement are summarised in the table below:

Usufruct Agreement (UA) Summary

Dated	August 2014 but yet to be signed by The Government of the Sultanate of Oman.

First Party	The Government Of The Sultanate Of Oman as represented by the Ministry of Tourism (“Government”)

Second Party	Omagine LLC

Term	50 Years (renewable subject to a written agreement between the parties)

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Usufruct Agreement (UA) Summary

Rent Free	5 Years

Usufruct Rent/Fee	The fee shall be equal to three hundred Baisa (RO 0.300) per square meter. This fee shall be multiplied by the total number of square meters of Reclaimed Land and Existing Land that is in existence and constituting Rentable area. This will be calculated on 31st December of each year after the Effective Date. Omagine will incur 5 years of rent free after the Effective Date, after which the Usufruct Fee will be due annually until expiry of the agreement.

Usufruct	●	On the Effective Date (date on which clause 2 has been satisfied) the parties shall enter into the Usufruct Agreement;
Agreement	●	Upon expiry of the Usufruct Agreement, all rights to and over the land shall revert to the Government;
(UA)	●	The DA shall prevail should there be any inconsistency between the DA and UA; The UA shall survive the Term.

Rights of UA	●	The right to use, design, plan, construct and Develop the Existing Land;
	●	Subject to Approvals and EIAs, the right to design, plan, construct, build, create, operate, manage, own and control the Created Waterways;
	●	The right to charge fees or service charges appropriate for the purpose of upkeep, maintenance, operation and management of the Development;
	●	The right to connect, have access to, use and utilise government infrastructure;
	●	The right to impose and to procure compliance with the Standards, the Final Master Plan, the Development Control Plan and timeframes set forth within Schedule 7 with the Project Area;
	●	The right to use and manage the Sea Area within the area of a marina;
	●	The right to do all such things that are necessary so as to create one or more plots and to subdivide any part or all of the Project Area;
	●	The right to sell, lease, mortgage, utilise or undertake dealings in respect of Units, Plots or any part of the Project Area including buildings;
	●	The right to grant exclusive and non-exclusive commercial licences;
	●	The exclusive right to levy such fees on Third Party Purchasers who are granted rights of usage, usufruct or any sort of occupation;
	●	The right to create an encumbrance by way of Security Interest for the purpose of securing finance for the Project;
	●	The right, subject to Law, to use and/or reclaim such area of the Sea Bed and Sea Area as is necessary and to acquire the Usufruct Rights or Freehold Title to the Reclaimed Land, subject to Government approval;
	●	The right to develop, build and operate in the Project Area a sewage treatment plant;
	●	The right to dispose of waste in sites provided by the government;
	●	The right to access the Project Area and to grant access to third parties;
	●	The Project Company shall primarily operate and benefit from the Project through the sale and leasing of plots, buildings or units.
	●	If the Project Company shall affect any of the Customary Rights identified in a Government approved Social Impact Assessment for the Project Area, then the Project Company shall pay all such compensation as shall be required by Law.

Transferability	As confirmed by Omagine’s legal advisor, the Usufruct Agreement is transferable in a market transaction as stated in the DA under in Clause 5.

3.3	Development Agreement

As informed by the Client, Omagine LLC have a Development Agreement (which includes a Usufruct Agreement as detailed above) with The Government of the Sultanate of Oman. A summary of this Agreement is detailed in the table below:

Development Agreement (DA) Summary

Dated	02 October 2014

Parties	The Government Of The Sultanate Of Oman as represented by the Ministry of Tourism (“Government”)

OMAGINE LLC, the “Project Company”

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Development Agreement (DA) Summary

Objectives	1.	To promote the development of hotel and tourism facilities in the Sultanate of Oman;
	2.	To utilise the specialised knowledge of, and experience and expertise in the development and related facilities of the Project;
	3.	Designate the Project as an Integrated Tourism Project;
	4.	To complete the Project in accordance with the Development Agreement including the Minimum Building Obligations and grant the Project Company sufficient legal rights with respect to the Project Area.

Term	20 years with certain clauses surviving the term until expiry of the Usufruct Term

Grants	The Ministry of Tourism grant Omagine Project the recipe of Integrated Tourism Complexes.

Founder Shareholders	The Founder Shareholders of the Project Company are:

	●	Royal Court of Affairs
	●	Omagine Inc., Delaware USA corporation
	●	Journey of Light, Inc., a New York USA corporation
	●	Consolidated Contracting Company, SA., a Panamanian company
	●	Consolidated Contractors Co. Oman LLC, an Omani company

Minimum Building Obligations (MBO)	1.	The seven sphere shaped Buildings, each approximately 20m in diameter and identified as item number 1 in the drawing of the Initial Master Plan in Schedule 6, defined as the “Pearls”;
	2.	Two hotel Buildings, one being a five star hotel and one being a four star hotel, and identified as item number 2 in the drawing of the Initial Master Plan in Schedule 6, defined as the “Hotels”;
	3.	Notwithstanding the definition in Clause 1, the MBO is comprised of and constitutes the Substantial Completion in accordance with the DCP and the requirements of this DA of the construction of (a) the seven Pearls and (b) one of the hotels;
	4.	The Project Company will keep the Government informed of the progress of the design and construction of the MBO via the MBO report to be delivered to the Government pursuant to Clause 7.1.3.
	5.	The Parties agree that the Final Master Plan will be prepared by the Project Company and Approved by the Government pursuant to the provisions of the DCPF.

Exemptions	The DA exempts Omagine LLC from Omani income taxes until 2020 (renewable in 2019 for another 5 years)

We are aware that under Section 5.1.2 of the Development Agreement, an Environmental Impact Assessment is to be conducted on the area of sea bed that will be affected by the reclamation works for the project. We have not been provided with any evidence of this study and therefore have provided our opinion of Fair Value based on the Assumption that this will be conducted within the short term, without affecting the project timeframe, and will not have a detrimental outcome to the project costs and timeframe. We are informed that the costs related to this study have been included within the cost information provided to us by the Client for the proposed project.

3.4	Infrastructure Timeframe and Obligations

We are aware that the Client will not bear any costs related to the design or provision of Government Infrastructure up to the Inner Boundary, and including (a) the Water Utility Tie-ins for the potable water utility and (b) the Road Connection Points, all of which the foregoing (a) and (b) are located on the Inner Boundary, or (c) the Roads, and all such costs shall be borne by the Government.

The Client shall not bear any costs with respect to the removal of any buildings or structures in existence in or upon the site as of the execution date, and all such costs shall be borne by the Government.

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Schedule 8 of the Development Agreement constitutes the minimum requirements for the Government Infrastructure. The locations and specifications of the Roads and water utility are specified below, and have been agreed by the Ministry of Tourism (“MOT”), provided that, the Client receives the Approval for the final locations and specifications of such Roads and water utility from the relevant Government Authority. The Final Master Plan shall include at least the following with respect to the provision of such Government Infrastructure:

With respect to the Roads and water supply, the parties agree as follows:

1.	The Government will procure the construction of the:

a.	Roads to the Road Connection Points and the Inner Boundary, and

b.	associated pedestrian walkways, curbs and reservations, ancillary hard and soft landscaping, signage and traffic management systems to the Inner Boundary (collectively, the “Road Elements”) which are to be procured and provided up to the Inner Boundary, plus the procurement, provision and construction of:

c.	the Water Utility Tie-ins, and

d.	all associated infrastructure either outside the Initial Master Plan or within the perimeter landscaped area.

2.	The parties shall grant each other all access and other rights as may be reasonably required for the purposes of the Government’s construction, installation or delivery of the Roads, the Road Elements, the connection of the Roads at the Road Connection Points, and for the purpose of the Government’s connection of the water utility to each appropriate Water Utility Tie-in.

3.	The Government undertakes to Substantially Complete or procure the Substantial Completion of the construction of all:

a.	Road Elements, and

b.	Roads up to each Road Connection Point and to the Inner Boundary not later than that date specified therefore in the tables below.

4.	It is understood and agreed by the parties that:

a.	The Government, at its cost and expense, will procure all property rights, easements or right-of-way necessary to build, install and deliver:

i.	the Government Infrastructure and, if applicable, the Private Sector Public Infrastructure and Utilities and any infrastructure associated therewith over, under and/or through the perimeter landscaped area to the Inner Boundary, and

ii.	the Road Elements; and

b.	the Government shall:

i.	connect the Roads to the Main Road at the appropriate Road Connection Point, and

ii.	connect the potable water utility to the appropriate Water Utility Tie-ins at the appropriate Water Utility Delivery Points, and

iii.	deliver the potable water via the PC Distribution Network to the end users; and

5.	In the event that the development of the Initial Master Plan exceeds the assumptions set out in the Development Agreement and as contained in the traffic impact assessment or the Final Master Plan, which extra development creates additional demand unable to be supplied from the Government Infrastructure constructed as required, the Government or the Private Sector Utility Companies shall, if requested by the Client and at the cost of the Client, carry out all works as are necessary to expand the Government Infrastructure or Private Sector Public Infrastructure and Utilities in so far as this is necessary to satisfy the additional demand.

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Road Infrastructure

Those roads which are to be constructed and maintained by the Government in accordance with the specifications set out in the table below are defined as the “Roads”. Each of those points on the Inner Boundary identified below up to which the Government is to construct the Roads is defined as a “Road Connection Point”.

The table below summaries the specifications:

Item	Description

Roads to be constructed up to the Inner Boundary:	The Roads shall be at least two lanes in either direction with the appropriate turning lanes, roundabouts, traffic signage and signals. The Roads are to be constructed from the Main Road to the Inner Boundary and through and upon the Perimeter Landscaped Area at the locations indicatively shown on the Roadways Infrastructure and Utilities drawing attached below and such Roads are to be connected to the four Road Connection Points and to the Inner Boundary at the locations shown indicatively on the Roadways Drawing. The Roads are to be constructed in accordance with the specifications contained in the Final Master Plan.

Timing for completion:	The Substantial Completion of the Roads will be required within eighteen months after the Effective Date.

The diagram below shows the extent of the road infrastructure:

Source: Omagine LLC

Potable Water

Each of those points on the Inner Boundary as shown on the diagram below, up to which (i) all the required Works for the water utility is to be constructed, and (ii) the water utility is to be delivered by the Government, is defined as a “Water Utility Delivery Point” and the structure, interface and related equipment to be provided by the Government at each Water Utility Delivery Point, necessary to connect the water utility to the PC Distribution Network is defined as a “Water Utility Tie-in”.

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The Government will procure the supply and delivery of the potable water utility to the relevant Water Utility Delivery Point as set below.

1.	The Government will:

a.	procure and provide each Water Utility Tie-in for potable water that is required to connect the potable water utility at each Water Utility Delivery Point, and

b.	design, build, install, test, maintain and connect each Water Utility Tie-in and the infrastructure necessary to connect the potable water utility to the PC Distribution Network.

2.	The Government shall, for the purposes of complying with its obligations with respect to the provision of the Government Infrastructure, be granted free access to, and use of, the PC Distribution Network and the Government will procure that all quantities of water consumed or utilised within the Initial Master Plan shall be delivered, collected or removed by underground route and sold and billed directly by the Government to the end user.

3.

The Client shall liaise closely with the Government with regard to the Government’s design, schedule of work, completion and connection of each Water Utility Tie-in at each Water Utility Delivery Point to ensure that such construction and connection takes place in accordance with the relative specification set out in the Final Master Plan.

4.	The Government or the Government company supplying potable water to the Initial Master Plan shall procure that the quantities of potable water delivered to end users shall be determined on a monthly basis by a reading of the relevant meter.

5.	The Government undertakes to Substantially Complete or procure the Substantial Completion of the construction of all pipes, trenches and other related structures up to and including each Water Utility Delivery Point and to the Inner Boundary so that each Water Utility Tie-in has been tested and commissioned and has the full capacity of potable water available for immediate use by end users not later than the dates specified therefore in the table below.

Item	Description

Infrastructure:	Underground potable water trunk mains connected to the appropriate connection points at the relevant Water Utility Tie-ins with a capacity sufficient to supply not less than 8,200 cubic meters of potable water per day to the Initial Master Plan at the minimum pressure and flow rates to suit the form of Development envisaged by the Development Control Plan.

Points of construction and tie-ins	All potable water infrastructure is to be constructed up to the Inner Boundary. The Water Utility Tie-ins shall be situated and constructed at the Water Utility Delivery Points on the Inner Boundary and such points are indicatively marked A, B, and C on the preliminary Water, Communications, Electricity drawing below (the “WCE Drawing”) and their precise locations will be definitively shown in the Final Master Plan.

Timing	The supply of potable water shall be available commensurate with the start of construction and shall be provided progressively at the volumes requested from time to time by the Client to suit the rate of Development as determined from time to time by the Client. The table below sets out the indicative timing required for the supply of such potable water which timing may be varied by the Client from time to time by reasonable notice to the Government.

Volume per day (m3)	Months
902	4
1,886	16
4,674	32
5,822	44
6,724	51
8,200	60

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Omagine Plot, Muscat, Oman	23 June 2015

The following diagram shows the extent of the infrastructure:

 Source: Omagine LLC

Sewage

The table below shows the infrastructure specifications for sewage management:

	Treated	Raw
Infrastructure	Underground Treated Sewage trunk mains connected to the appropriate connection points at the relevant Utility Tie-in with a capacity sufficient to convey not less than 1,050 cubic meters per day of Treated Sewage without surcharge, backup or overflow from the connection point at the relevant Utility Tie-in to the PC Distribution Network and adequate to convey the flow.	Underground Raw Sewage trunk mains will be constructed and connected by the relevant Private Sector Utility Company to the appropriate connection points at the relevant Utility Tie-in so that the Raw Sewage generated and conveyed via the PC Distribution Network to such Utility Tie-in, will be discharged into the relevant Private Sector Utility Company’s Raw Sewage collection system without surcharge, backup or overflow. The aforementioned underground Raw Sewage trunk mains will have the capacity to accept a minimum of 6,400 cubic meters per day of Raw Sewage from the Initial Master Plan.

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	Treated	Raw
Points of construction and tie-ins

All Treated Sewage infrastructure is to be constructed up to the Inner Boundary. The Utility Tie-ins for Treated Sewage shall be situated and constructed at the Utility Delivery Points on the Inner Boundary and are marked S1 and S2 on the preliminary sewage collection drawing below.

All Raw Sewage infrastructure is to be constructed up to the Inner Boundary. The Utility Tie-ins for Raw Sewage shall be situated and constructed at the Utility Delivery Points on the Inner Boundary and are indicatively marked S1 and S2.

Timing

The supply of Treated Sewage shall be available commensurate with the start of construction, and shall be provided progressively at the volumes requested from time to time by the Client to suit the rate of development. The figures below set out the indicative timing required for the supply of such Treated Sewage:

The capacity for discharge of the Raw Sewage generated into the Private Sector Utility Company’s Raw Sewage collection system shall be available commensurate with the start of construction, and shall be provided progressively at the volumes requested by the Client to suit the rate of development. The figures below set out the indicative timing required for the supply of such Treated Sewage:

Volume per day (m3)	Months	Volume per day (m3)	Months
430	8	704	4
750	20	2,048	18
1,050	32	3,776	26
		5,248	32
		6,400	44

The diagram below shows the extent of the Sewage Infrastructure:

Source: Omagine LLC

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Electricity and Telephone (ET)

The table below shows the specification for the Electricity and Telephone Infrastructure:

Item	Description

Infrastructure:	Underground electrical cables connected to the appropriate Utility Tie-in with a capacity sufficient to supply not less than 56 megawatts demand and 537 megawatt-hours of electricity usage per day plus such other underground cables, wires and/or pipes or conduits as may be required for fibre optics, telephone and satellite communications’ lines in accordance with the specifications shown in the Approved PSPI&U Plan and Final Master Plan.

Points of construction and tie-ins	All ET infrastructure is to be constructed up to the Inner Boundary. The two Utility Tie-ins for ET shall be situated and constructed (i) at the Utility Delivery Point on the Inner Boundary indicatively marked as point A on the ET Drawing below, and (ii) at one other redundant Utility Delivery Point to be identified in the Final Master Plan and PSPI&U Plan.

Timing	Supply of ET shall be available commensurate with the start of construction, and shall be provided progressively at the rates requested from time to time by the Client to suit the rate of Development as determined from time to time by the Client. The figures below show the timing required for the supply of the indicated megawatt hours per Day of electrical power, which timing may be varied by the Client from time to time by reasonable notice to the relevant Private Sector Utility Company.

Megawatt-hours per day	Months
107	5
322	15
429	36
510	44
537	50

The diagram following the Portable Water infrastructure specification also reflects the extent of the Electricity and Telephone infrastructure.

Please note, the timing, capacity requirements and final design of the Government Infrastructure will be contained in the Final Master Plan. The parties agree that the Government Infrastructure as approved shall meet at least the foregoing minimum requirements.

3.5	Private Sector Public Infrastructure and Utilities (PSPIU)

The Client and each relevant Private Sector Utility Company (“PSUC”) shall meet and agree on the final plan for PSPIU (the “PSPI&U Plan”).

The Client shall not bear any costs related to the design or provision of the PSPIU up to Inner Boundary and including the Utility Delivery Points and Utility Tie-ins located on the Inner Boundary, and all such costs shall be borne by the relevant PSUC.

We understand the following has been agreed:

1.	The relevant PSUC will procure the construction of the:

a.	power supply, and

b.	discharge of storm water and waste water services,

which are to be procured and provided up to the Inner Boundary, plus the procurement, provision and construction of

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c.	all Utility Tie-ins, and

d.	all associated infrastructure either outside the Initial Master Plan or within the perimeter landscaped area, and associated with any of the foregoing,

in accordance with the requirements and specifications set out in the DA.

2.	The Parties shall each grant to the other and to the relevant PSUC all access and other rights as may be reasonably required for the purposes of the relevant PSUC’s construction, installation or delivery of the PSPIU and for the purpose of its connection of the utilities to each appropriate Utility Tie-in.

3.	Except for the potable water utility which will be supplied by the Government, the relevant PSUC will procure the delivery of each utility to the relevant Utility Delivery Point as set forth in the DA.

4.	The relevant PSUC will:

i.	procure and provide each Utility Tie-in that is required to connect to each of the utility services supplied at each relevant Utility Delivery Point, and

ii.	design, build, install, test, maintain and connect each such Utility Tie-in and the infrastructure necessary to connect each such utility to the PC Distribution Network

5.	The relevant PSUC shall be granted free access to and use of the PC Distribution Network and will procure that all quantities of any utility consumed or utilised within the Initial Master Plan shall be delivered, collected or removed, as the case may be, by underground route and sold and billed directly by such PSUC to the end user.

6.	The Client shall liaise closely with the relevant PSUC with regard to such PSUC’s design, schedule of work, completion and connection of each Utility Tie-in at each Utility Delivery Point to ensure that such construction and connection takes place in accordance with the relative specification set out in the PSPI&U Plan and Final Master Plan.

7.	The relevant PSUC supplying any utility to the Initial Master Plan shall procure that the quantities of such utility delivered to end users shall be determined on a monthly basis by a reading of the relevant end user’s metre.

8.	The relevant PSUC undertakes to substantially complete or procure the substantial completion of the construction of all pipes, cables and trenches and other related structures up to and including each Utility Delivery Point and to the Inner Boundary so that each Utility Tie-in has been tested and commissioned and has the full capacity of the relative utility available for immediate use by end users not later than the dates specified.

9.	It is understood and agreed that:

a.	the Client shall not own the Private Sector Public Infrastructure and Utilities and that all Private Sector Public Infrastructure and Utilities shall remain the property of the relevant Private Sector Utility Company; and

b.	the Client shall never have any liability to any person resulting from or connected with the existence, use, maintenance or operation of the Private Sector Public Infrastructure and Utilities;

c.	except as otherwise stated herein, the relevant PSUC, at its cost and expense, will procure all property rights, easements or right-of-way necessary to build, install and deliver the Private Sector Public Infrastructure and Utilities and any infrastructure associated therewith over, under and/or through the perimeter landscaped area to the Inner Boundary; and

d.	the relevant PSUC shall:

i.	connect the Private Sector Public Infrastructure and Utilities at the appropriate Utility Delivery Point to the appropriate Utility Tie-in, and

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ii.	deliver the utilities via the PC Distribution Network to the end users; and

e.	In the event that the development of the Initial Master Plan exceeds the assumptions set out in the DA and as contained in the traffic impact assessment or the Final Master Plan, which extra development creates additional demand unable to be supplied from the Private Sector Public Infrastructure and Utilities constructed as required by Clause 9.2 and the DA, the Private Sector Utility Companies shall, at the request of the Client and at the cost of the Client, carry out all works as are necessary to expand the Private Sector Public Infrastructure and Utilities in so far as this is necessary to satisfy the additional demand.

3.6	Freehold Acquisition Plan

1.	Acquisition of Freehold Title

At any time during the term of the Usufruct Agreement, the Client, Third Party Developers, Third Party Purchasers and their respective Affiliates shall each have the right to acquire freehold title of any unit, plot or sub-plot of the Initial Master Plan from the Government, subject to the Development Agreement.

2.	The Client’s Acquisition of Freehold Title

In the event that the Client wishes to acquire a Freehold Title, the parties shall proceed as follows:

a.	The Client shall give a ninety (90) Days written notice (as per the attached form) to the Government Authorities of its intention to acquire the Freehold Title (“Notice of Intention to Purchase”).

b.	The parties shall execute thereafter, but no later than ninety (90) Days from the date of delivery of the Notice of Intention to Purchase to the Government, a Freehold Sale and Purchase Agreement for the respective unit, plot or sub-plot of the Initial Master Plan (“Purchased Unit”), in the format as required by the Law.

c.	The registration fee for the transfer of the Freehold Title to the Client shall be based on the Land Price.

d.	Upon the transfer of the Land Price for the respective Purchased Unit and within ninety (90) Days from the Delivery date of the Request, the Government shall transfer the Freehold Title of the Purchaser’s Plot to the Purchaser; free from any other Third Party or Customary Rights and do all such things, registration acts and declarations as are necessary for such transfer to become effective as soon as practicably possible.

3.	Affiliate’s acquisition of Freehold Title

In the event that an Affiliate of the Client wishes to acquire a Freehold Title by way of assignment of the right to acquire Freehold Title, the parties shall proceed as follows:

a.	The conditions stated in Clauses 4 and 24 of the Development Agreement have been complied with.

b.	The Client shall give a Notice of Intention to Purchase to the Government of its intention for an Affiliate of the Client to acquire the Freehold Title.

c.	The Parties shall execute hereafter, but no later than ninety (90) Days from the date of delivery of the Notice of Intention to Purchase to the Government, a Freehold Sale and Purchase Agreement for the Purchased Unit, in the format as required by the Law.

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4.	Third Party Developer or Third Party Purchaser’s acquisition of Freehold

a.	The Government shall be under no obligation to transfer Freehold Title directly to Third Party Purchasers of individual residences. In such case, the Client or an affiliate shall purchase the Freehold Title from the Government and register the same, after which time the Freehold Title may then be sold to the Third Party Purchaser or Third Party Developer in accordance with a commercial sales agreement entered into between the Parties. Such commercial sales agreement shall reflect the full commercial value of the building apartment or structure at the time of registration of the transfer of the Freehold Title.

b.	The Client may, at any time, assign the right to acquire Freehold Title to a, Plot or sub-plot, to a Third Party Developer, a Third Party Purchaser or any of their respective Affiliates. However registration of a Plot or sub-plot may only occur after Substantial Completion or in accordance with Clause 6.7 of the Development Agreement.

c.	If the Client assigns the right to acquire Freehold Title to any Third Party Developer or Third Party Purchaser, then such Third Party Developer or Third Party Purchaser shall not be entitled to further assign such right to any Third Party.

d.	At any time after Substantial Completion, or if prior to Substantial Completion upon satisfaction of the requirements of the Development Agreement and upon a written request by the Client, the Government shall directly transfer a Freehold Title of a Unit to a Third Party Developer or a Third Party Purchaser (each referred to hereinafter as “Purchaser”), provided that the Client has: (a) declared in writing to the Government that it has executed a valid agreement with the Purchaser regarding the assignment of its Freehold Title acquisition rights under the Development Agreement to the Purchaser; (b) requested the Government to register Freehold Title in accordance with the conditions set out in the Development Agreement (“Request”); (c) provided the Government with all necessary details and copies of documents, as are legally required, for the valid registration of the Purchaser’s Unit from the Government directly to the Purchaser; and (d) provides evidence that there is deposited into the designated Government Account, the Land Price for the Purchaser’s Unit.

e.	The Government and the Purchaser shall execute not later than thirty (30) Days after the delivery of the Request, a Freehold Sale and Purchase Agreement for the Purchased Unit, whereby the Government’s sole consideration shall be the Land Price.

f.	Upon the transfer of the Land Price for the respective Purchased Unit and within ninety (90) Days from the Delivery date of the Request, the Government shall transfer the Freehold Title of the Purchaser’s Plot to the Purchaser; free from any other Third Party or Customary Rights and do all such things, registration acts and declarations as are necessary for such transfer to become effective as soon as practicably possible.

g.	It is expressly agreed that the registration fees to be charged by the Government for the registration of Freehold Title pursuant to an assignment of a right to acquire Freehold Title will be based in the purchase price paid by the Third Party Developer or Third Party Purchaser (which shall be the full commercial value of the land or buildings) that has been paid or is payable to the Client, if such assignment is duly notified to the Government. The Freehold Title must be registered within twelve (12) Months from the date of the completion of the buildings to be erected on the Unit which was subject of the transfer.

For the avoidance of doubt, after Substantial Completion has occurred:

i.	the Client may transfer the Freehold Title to undeveloped Land directly to any Third Party other than to Third Party Purchasers of undeveloped land used for individual residential units;

ii.	in case of a sale to Third Party Purchasers of undeveloped land for individual Residence Units, Freehold Title shall only be transferred if the necessary infrastructure and utilities have been substantially completed up to the respective Plot (namely roads, pavements, street lighting, electricity, water and sewage), except where infrastructure falls under the responsibility of a Private Sector Utility Company; and

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iii.	the Client shall not enter into any new agreements to assign its right to acquire Freehold Title to any Third Party Developers and Third Party Purchasers and the Government shall only transfer Freehold Title directly to the Client, or any of its Affiliates, save for transfers or assignments that have been agreed prior to Substantial Completion.

h.	Within ninety (90) days from the date of signature of any agreement, regarding the assignment of the right to acquire Freehold Title, the Client shall inform the Government in writing of the name and address and particulars of the plot, sub-plot or unit relating to the assignment.

Should the Project Company require Freehold Title to or to pass transfer thereof to Third Parties, the Reclaimed Land or any portion thereof, the Project Company shall pay to the Government the Land Price. Land Price means the price payable to the Ministry of Housing for Freehold Title to the Existing Land (or any part thereof) granted pursuant to the Usufruct Agreement, the value of which shall be OMR 25 per square meter and increased by six per cent (6%) (or such other percentage as determined by Law from time to time), each year from the registration date of the Usufruct Agreement to the end of the month in which the request for registration of Freehold Title has been submitted to the Ministry of Housing.

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Omagine Plot, Muscat, Oman	23 June 2015

3.7	Time Chart of Key Milestone within the Development Agreement

*Government Deadline as per the Development Agreement

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Omagine Plot, Muscat, Oman	23 June 2015

3.8	Client Timetable for Project Implementation

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Omagine Plot, Muscat, Oman	23 June 2015

4	Country and City Overview

4.1	Country Overview

Oman is pushing to diversify its economy and reduce its dependence on the oil sector. While this process has been underway for some time, the development of other sectors of the economy such as transport, tourism and agriculture has become even more important given the recent major decline in oil prices. The government pledged a 4.5% increase in spending in 2015, although a deterioration of government oil revenues will likely impact the progress of large infrastructure projects planned for this year. The Ministry of Finance is looking for ways to minimise potential shortfalls and has proposed new taxes and tariffs in specific industries, but the fiscal deficit is still expected to widen going forward.

4.1.1	Economic and Fiscal Indicators

Based on the most recent figures published by Oxford Economics, Oman’s Nominal GDP as at 2014 stood at approximately USD 80.4 billion in 2014, with a growth rate of 3.2% from the previous year.

Source: Oxford Economics, 2015

The financial downturn in the second half of 2008 slowed down GDP growth in the country. Over the coming years, GDP growth was expected to grow between 3.0% and 4.0% but this has been revised down to between 2.5% and 3.0% to reflect the fall in oil prices. Oman’s GDP remains dominated by the industry (incl. oil) sector which accounts for approximately 67% of its GDP by output, thereby making the country’s GDP heavily dependent on the global price of crude oil. However, despite the recent significant drop in oil prices, Oman raised its spending in its 2015 Government budget, signalling resilience towards investments on major projects and infrastructure improvement.

Source: Oxford Economics, 2015

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We note although oil is the major contributor to GDP in Oman, the percentage of GDP generated by oil is decreasing. Conversely over the past decade, both industrial and service activities have increased their individual contribution to the country’s economy. As outlined in its Vision 2020 Plan, Oman intends to put further emphasis on growth in industry, financial services and tourism.

4.1.2	Demographic and Employment Indicators

Based on figures from the Oxford Economics February 2015, the Sultanate’s population was approximately 3.9 million in 2013, of which approximately 55% are Omani nationals.

The graph below indicates the growth in population over the past two years, as well as the forecasted growth leading up to 2018. The population has experienced a constant increase in recent years as many expatriates have moved to Oman following the increase in development within the region.

Source: Oxford Economics, 2015

It is also important to note that approximately 40% of the population is under 25 years of age. Thus, a large quantum of working population is expected to enter the economy in the short to mid-term.

The Governorate of Muscat had a population of approximately 1.16 million 2013, such that it comprised approximately 29% of the country’s population. Within Muscat, expatriates accounted for approximately 60.9% of the workforce population in the Governorate.

The graph below shows the increase in employment number over the past few years and predicts future numbers.

Source: Oxford Economics, 2015

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Omagine Plot, Muscat, Oman	23 June 2015

The rise in expatriate population in the region is likely to increase the workforce in the country. At the same time, Oman’s relatively large national workforce will ensure workforce participation growth in the near future, unlike other countries in the region which rely more heavily on foreign labour.

The graphs below indicate the breakdown between expatriates and Omanis in the Sultanate that work in the Government and Public sector.

Source: Oxford Economics, 2015

It is evident from these graphs that the public sector is comprises mainly of Omani workers (86%) and this is the reverse for the private sector which is 89% comprised of expatriate workers.

4.1.3	Investment Indicators

A number of economic projects under development have already attracted the attention of multinational companies such as the Sohar Industry Port Company (SIPC), which was launched in 2002 as a JV between the Government of Oman and The Port of Rotterdam. This area will form the backbone of the country’s economic diversification program and has already received over USD 14 billion in investment.

Additionally, the recent US-Oman Free Trade Agreement (FTA) is another element of the diversification strategy and contains prominent features on investment promotion, especially in the fields of construction, engineering, telecommunications and finance.

These development strategies fall under the Government’s Vision 2020 plan for economic diversification and have generated significant foreign interest through investment. Although Oman does not have the large scale, high economic growth of some of its neighbours it has assessed and positioned itself tactically to attract investors in ways that are parallel to its own course of growth in the future.

Due to its sustained and measured development, Oman ranks very low in FDI (Foreign Direct Investment) and FDI intensity as compared to its GCC neighbours. However, its highly favourable World Bank and Economic Freedom ranks (ranked 5th out of 19 countries in the Middle East and North Africa region in 2012) are positive and could play a part in raising foreign investor interest in the future.

In terms of the outlook, there are new free zones being set up near ports and other key transportation links which are likely to have a positive impact on the economy. Although Oman is not likely to enter bilateral trade agreements, additional FTAs are likely to be signed along with the rest of the GCC. A GCC-Singapore FTA was signed in 2008 and similar pacts are under negotiation with the EU, India, China, South Korea, Australia and New Zealand.

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4.1.4	Tourism Indicators and Analysis

According to a report by the World Travel and Tourism Council, the tourism industry directly contributed 3% to Oman’s GDP in 2013. Furthermore, the total contribution of the industry to Oman’s GDP stood at approximately 6.4% during 2013 and is expected to have risen by 9.4% in 2014.

Based on statistics from the same report, travel and tourism direct contribution to GDP is expected to grow by approximately 10.2% in 2014 and observe a growth of approximately 5.4% per annum in the next decade.

According to the 2014 Statistical Yearbook, the number of guests in the country increased from 1.63 million to 1.84 million between 2010 and 2012. This represents a growth of 6.2% over the two-year period.

While a variety of nationalities visit the country, it should be noted that the majority of the guests visiting Oman are from GCC countries. Furthermore, guests from other Arab countries in the Middle East and North Africa comprise close to 60% of all guests visiting the country.

With favourable tourism policies, opportunities exist to target tourism from other continents into Oman, as well as boosting its attractiveness with the already existing tourist base.

4.1.5	Infrastructure Developments and Transportation Networks

Oman’s infrastructure is currently witnessing expansion, with numerous road projects, bridges, tunnels and national railway networks to be developed over the next few years.

In the Oman Projects Forum 2013, it was revealed that the country is set to see a large surge in infrastructure spending, with approximately USD 50 billion being injected in the next few years both from the private and public sectors in order to boost the economy.

Of the USD 50 billion, an estimated USD 20 billion will be spent on transportation projects, including the Oman National Railway project, Sohar, Ras Al Hadd, Duqm and Adam airports, upgrades to Batina coastal road and expressways, and Muscat and Salalah Airports expansion schemes.

USD 17 billion will be injected in the oil and gas sector, and an estimated USD 13 billion will be invested in the manufacturing and industrial sectors.

With the Omani economy heavily relying on the oil and gas industry, infrastructure projects are an efficient way for the Government to reinvest oil and gas earnings into the national economy.

The Government is starting to realise that Oman is well positioned to become a regional logistics hub due to its favourable geographic position and improving infrastructure. However, this can only be realised through strong and active partnerships between the Government and the private sector.

Some of the major infrastructure works include 60 kilometres of roads that have been constructed and another 50 kilometres illuminated in 2012.

Plans for pedestrian walkways are also in place in Ras Al Hail Street (5 km), Al Taimeer Street (8 km), Al Huda Street (7 km), adjacent to A’Sayyeda Mayzoon Mosque (4 km) and Dama Street (4 km).

Additionally, four parks have also been built in South Al Hail, South and North Mawaleh and Al Khoud.

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Omagine Plot, Muscat, Oman	23 June 2015

Implications

Substantial investments in Muscat infrastructure are being made or planned, and they are focused on the developed areas as well as the western parts of Muscat.

With infrastructure around the site area already being developed, it is expected that the continuous upgrading of such transportation networks around the area will positively impact the visibility and accessibility of the site, thereby capturing a wider target market.

4.1.5.1	Airport Developments

Muscat International and Salalah International Airport including three regional airports are under development and will be the new gateway to the Sultanate of Oman.

The New Salalah International will able to handle one million passengers per annum and the new Muscat International Airport will have capacity to handle 12 million passengers per annum (MPPA). Both these new airports are schedule to be completed in the coming years.

The total gross floor area for the new Muscat International terminal building is 344,995 sq m with an overall airport land area of 21 sq km. Further expansions is planned for Muscat International airport in three subsequent phases, ultimately boosting the airport`s capacity to 24, 36 and 48 MPPA.

See below the key facts of the new developments:

Key Facts	Muscat	Salalah
Terminal Building BUA (sq m)	344,995	65,638
ATC Tower height (metres)	97	57
Check-in counters	96	24
Aircraft remote stands	30	8
Passenger boarding bridges	29	8
Bags per hour baggage processing capacity	5,500	n/a
Airside Hotel	Yes	n/a
A380 capable	Yes	Yes

The new Muscat International Airport will have the capacity to handle 12 million passengers annually. Further expansions planned in three subsequent phases will ultimately boost the airport capacity to 24, 36 and 48 million passengers when the demand is required.

4.1.6	PESTLE Analysis

Political		Social

●	The country has enjoyed stable governance over the past few decades, with the exception of the protests that were triggered by the Arab Spring;	●	Young citizen population provides opportunity for high workforce availability in the country;

●	The Government quickly responded to protests in 2011 by reshuffling the cabinet and introducing economic reforms;	●	Strong Government incentives to reduce reliance on the foreign workforce;

●	The health of Sultan Qaboos is a concern for the stability of the country as no successor confirmed.	●	Omanisation policy to enable locals to better enter the workforce with focus on the private sector.

●	The civil unrest in Yemen also poses a threat to Oman on its Western border.

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Economic		Legal

●	The country’s large geographic area and strategic location in relation to European and Asian markets provide potential opportunities for the country;	●	Until recently, GCC nationals were the only foreigners allowed to buy land in Oman, according to Royal Decree 21/2004 which extended land ownership rights to GCC nationals and GCC corporate entities (wholly owned by GCC nationals). However, the Royal decree 12/2006 has expanded foreign ownership rights to include non-GCC nationals in ITC projects;

●	Inflation was at 1.2% in 2013 and is expected to have been around 1% for 2014;	●	Investors are now allowed to own majority stakes in Omani companies, with a cap of 70% being offered for foreign investors in large industrial projects;

●	Expansion of Sohar and Salalah ports to increase industrial activity;	●	100% ownership is granted in specific cases by the Development Council for projects capitalised above USD 1.3 million.

●	Free Trade Agreement with the US to increase growth in trade;

●	Real estate ownership for expatriates within Integrated Tourism Complexes (ITCs) to increase investment in real estate and diversify the economy;

●	Stable GDP growth representing the Government's careful planning and diversification policies in non-oil sectors;

●	Increase in minimum wages for Omani citizens in private sector to increase Omani representation in the private sector workforce.

Technological		Environmental

●	Advances in Oman’s telecommunications sector, including tie-ups with Omantel and international carriers.	●	Varied climate in different parts of the country could increase tourism (e.g. Salalah);

		●	Diverse and unspoiled natural beauty that include mountainous areas, desert oasis, long beaches and large amount of marine eco life;

		●	Tropical storms and floods due to the exposure to the Sea of Oman/Indian ocean.

4.1.7	Legal Framework

The following tables have regard to legislation relevant to the Subject Property:

Royal Decree No. 21/2004

Purpose	To Regulate the ownership of real estate by GCC Citizens in the member state

Details	As of 2004, a Royal Decree was issued by the Government of Oman:

	Article 1	GCC Citizens may rent and own built properties and lands for housing or investing purpose in any state by one of the following methods affirmed by law, or by testament or inheritance, and they shall be treated in this regard as the citizens of the state where the estate is located.
	Article 2	If the estate is a land, it shall be built completely or invested during four years from the date of registering it in the name of the citizen. Otherwise, the country involved shall have the right of the property disposal and compensating the owner with the same property value at the time of its purchase or the value at the time of its sale whatsoever less in addition to preserving his right of complaint before the competent authority. The state shall have the right to extend the said period if convinced by the reasons of the owner delay for construction.
	Article 3	The owner may dispose the built estate in any time, if the estate is a land, he has the right to dispose it from the date of completing its construction, or investing it or from passing four years since it was registered in his name. An exception for disposal may be given before such period provided that permission from the authorised entity is obtained.

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Royal Decree No. 12/2006

Purpose	To Promulgate the Real Estate Ownership Act in the Integrated Tourism Complexes

Details	As of 2004, a Royal Decree was issued by the Government of Oman:

	Article 1	Omani and Non-Omani of natural or juridical personalities are allowed, for the purpose of accommodation or investment by way of one of the legally recognized forms of ownership, to own lands or constructed units in integrated tourism complexes licensed by competent government authorities. Without prejudice to the right of the government to restrict ownership to Omanis in any integrated tourism complex, the Executive Regulations shall lay down the procedures, rules conditions and criteria of ownership in these complexes with respect to both Omanis and non-Omanis.
	Article 2	Subject to the approval of the Ministry of Tourism, a natural or juridical personalities who have acquired properties in integrated tourism complexes by a usufruct and have provided it with public services and utilities, may dispose the built units or lands subdivisions prepared for building subject to, the payment of an upgrade levy to the Ministry of Housing Electricity and Water. The amount of the upgrade levy shall be proportional to the total value of the land held in usufruct. The Executive Regulations shall determine the value of the upgrade levy contingent upon the approval of the Ministry of Finance.
	Article 3	It is permissible for the owner to sell built real estates at any time. However, anyone who bought a plot of land in an integrated tourism complex should develop it to a finished appearance or exploit it within four years from the date of registering it in his name. No disposition of land shall be made within these four years except by mortgage to finance its development. If the land is not developed or utilized during this period, the Ministry of Housing, Electricity and Water may dispose it by sale on public auction and reimburse the owner the price of the plot at the time of purchasing it or its price at the time of selling it, whichever is less, without prejudice to the owner’s right to judicial appeal before the competent authorities.
	Article 4	The Ministry of Housing, Electricity and Water may extend the period mentioned in the preceding article if the purchaser submitted to Ministry of Tourism an application for extension outlining the grounds for the required extension and if the delay is deemed justifiable on the basis of the recommendation of the Ministry of Tourism. This additional period shall not exceed more than two years. The Executive Regulations shall lay down the procedures and the details of such application and the period of its submission.
	Article 5	The sale by public auction shall be performed by a government committee to be formed and its statement of the procedures and rules governing it by a decision of the Minister of Housing, Electricity and Water in coordination with the Ministry of Tourism. This Committee shall include technical, financial and legal resources as well as a representative of the Ministry of Tourism.
	Article 6	This act shall not prejudice the right of the state to expropriate property for the public interest against the payment of a fair compensation pursuant to laws and rules prevailing in the Sultanate of Oman.
	Article 7	Rights of inheritance, wills and all after-death dispositions of properties subject to this act shall be in accordance to the laws of the country to which the owner belongs. If one year ended after the death of the owner and the notification of the embassy of the country that the owner belong, no heir has submitted a claim of the estate of the deceased owner, then the Ministry of Tourism shall determine who would manage the property, provided that it shall be devolved to the government of Oman after the elapse of fifteen years, save the right of any legitimate heir to compensation. The Executive Regulations shall demonstrate the procedures for the submission of applications and claims to inheritance together with supportive documents. The Executive Regulations shall also decide the government unit which should handle the notification, the amount of the property management fees and shall establish the procedures for the execution of after-death transaction.
	Article 8	A Non-Omani owner of a property built for accommodation or investment may be granted residence permit for him and his first-degree relatives. The Executive Regulations shall after coordination with the parties concerned, establish the procedures and stipulations for granting such residence permits.
	Article 9	The Minister of Tourism shall form a government committee to be entrusted with the task of licensing integrated tourism complexes in accordance with established rules and criteria. The ministerial decision forming the committee shall also determine its mandate and modus opera.
	Article 10	All dispositions and transactions carried out in respect of tourism complexes prior to the enforcement of this act shall be valid and legally binding.

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Royal Decree No. 191/2007

Purpose	Issuing the Executive Regulations of the Real Estate Ownership Act in Integrated Tourism Complexes

Details	As of 2004, a Royal Decree was issued by the Government of Oman:

	Article 1	Definitions – See Full Document
	Article 2	Non-Omani natural or juridical personalities may own built-up property or plots of land, prepared for building or exploitation, in integrated tourism complexes, within the intent of accommodation or investment purposes, in accordance to the Act and this executive regulation.
	Article 3	The Ministerial Committee – pursuant to the public interest – may advise the Government Licensing Committee to withhold the title of integrated tourism complex from certain sites wherein the Committee deems to restrict ownership to Omani nationals only.
	Article 4	Two natural first-degree relatives may jointly own a built unit or a land plot prepared for building but shall severally and jointly be subject to the rules and provisions of this executive regulation.
	Article 5	The following conditions will have to be met in order to obtain a license for setting up an integrated tourism complex:
		a)	The minimum project land area shall be 200 thousand square meters. However, in case a Tourism Complex requires, for the erection of its facilities, an area of government land greater than the stipulated minimum limit, then such an area shall be determined by the Tourism Ministerial committee subject to the approval of the Council of Ministers.
		b)	The Land must be designated for commercial, commercial/residential or tourism use.
		c)	The developers shall produce a conceptual plan to be approved by the Ministry of Tourism and the government committee for permits.
		d)	The percentage of land exploited for building shall not exceed 30% of total land area.
		e)	The ratio of land used for setting up non-tourism properties shall not exceed 50% of the total area of land exploited for building.
		f)	The developers shall satisfy all planning and environmental requirements of integrated tourism complexes.
		g)	The distance between the site of the integrated tourism complex and the nearest international boundaries of the Sultanate of Oman shall not be less than 20 kilometres.
		h)	The proposed site of the tourism integrated complex must be free from any restrictions.
		i)	The number of residential units in the complex shall not exceed the number of the hotel units *.
* This clause is added by the Ministerial Decision No. (98/ 2009)
The Minister of Tourism may, in coordination with the Minister, qualify the licensing conditions for setting up an integrated tourism complex in pursuance of public interest.
	Article 6	The developer - prior to fulfilment of registration formalities of property units or land plots – shall make available the infrastructure facilities, connect utilities to the project and complete one of the proposed tourism projects in the integrated tourism complex; in accordance to the provisions of this executive regulation and the development agreement.
	Article 8	For the purpose of implementing the provisions of article (2) of this Act , the calculation of the levy value (price per square meter) of the land awarded by a usufruct right shall be as follow:
		a.	The market value per meter of land at the time of award of the usufruct rights which shall be known by calculating the average of three estimates made by three real estate specialists, with the concurrence of the Ministry of Finance.
		b.	A simple 6% rate of the market value per meter shall be added annually from the date of the award of the usufruct rights up to the date of registration.
The Ministerial Committee may revise this rate in accordance to public interest.
	Article 9	The developer who is granted usufruct right over a government land shall not be allowed to transfer the title of the constructed units or the land plots prepared for construction in an integrated tourism complex; except if the levy of such units or plots has been paid in compliance with article (8) of this executive regulation and the stipulated fees has been paid to the Ministry.
	Article 10	The Ministry shall maintain a separate real estate registry for integrated tourism complexes, in which all transactions pertaining to each integrated tourism complex shall be recorded, including transactions following death. Those eligible and concerned persons may access such registry and obtain legal certificates extracted from it against payment of a fixed fee.
	Article 11	The owner shall commit to provide building completion on the land plot owned in an integrated tourism complex, or such a land plot shall, at least, be developed into a form of finished structure or be utilized for the designated purpose, within a period that does not exceed four years from the date of the plot registration in the name of the owner in the real estate cadastre.

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Royal Decree No. 191/2007

Article 12	The Ministry may, on the basis of a recommendation from the Ministry of Tourism, extend the period stipulated in article (11) herein for the development or exploitation of the plot by not more than two years upon an application submitted by the owner to the Ministry of Tourism with supportive justifications provided that it is submitted before the original period expiration.
Article 13	The extension of time given to the owner shall not be in excess of two years, commencing from the day following the expiry of the four year period stated in Article (11) herein.
Article 14	The developer shall commit to inform in writing the Ministry of Tourism and the Committee of the cases of default by the owners on the requirement of exploitation or development of the land within the period stipulated in articles (11) and (12) herein. This communication shall be made within the last month of such a period as applied to each owner.
Article 15	The owner is not allowed to dispose of the land plot owned in an integrated tourism complex except by means of mortgage to finance its development; however he may dispose it if it is developed, or developed into a form of finished structure, or exploited for the designated purpose.

Decision No. 49/2009

Purpose	The amendments of the Implementing Regulations of the Expatriate Residence Law which are relevant to a purchaser/owner of a property in Integrated Tourism Complex (such as The Wave, Muscat) could be summarized in the following points:

Details	1. Multiple Entry Visa:
This Visa will be granted by the Concerned Authority to an expatriate who wishes to enter the Sultanate for more than one time. It allows its holder to enter the country and stay for the period specified therein. It is a condition that the holder enters the Sultanate within three months from the date of its issuance. This Visa shall be granted to an expatriate purchaser of a plot of land prepared for construction or a constructed unit at one of the Integrated Tourism Complexes the registration of which has not been completed and without a sponsor. Following that the visa may be granted to the purchaser’s family members of first degree and also to the legal representative of a juristic person who purchased a plot of land or a property for a maximum of two natural persons. The Visa shall be valid for a period of not less than six (6) months and not more than one (1) year and may be renewed to a similar period. The Visa allows its holder to enter and stay in the country for a period of not more than three (3) weeks each time.
2. Owner’s Visa:
To be granted by the Concerned Authority without a sponsor to an expatriate who owns a constructed unit at one of the Integrated Tourism Complexes in the Sultanate. It may also be granted to two natural persons who legally represent the owner of a constructed unit if the owner is a juristic person. The Visa shall be used within six (6) months from the date of issue.
3. Joining an Owner Visa:
To be granted by the Concerned Authority without a sponsor to the spouse of the expatriate owner of a constructed unit and holds an Owner’s Residence in the Sultanate and to his family members of first degree. The Visa shall be used within six (6) months from the date of issue.
4. Owner’s Residence:
To be granted by the Concerned Authority without a sponsor to an expatriate who owns a constructed unit in one of the Integrated Tourism Complexes in the Sultanate. It may also be granted to two natural persons legally representing the owner of a constructed unit if the owner is a juristic person.
5. Residence for Joining an Owner:
To be granted by the Concerned Authority without a sponsor to the spouse of an expatriate who owns a constructed unit and holds an Owner’s Residence in the Sultanate and to be granted to his family members of first degree.
6. Normally the residence of each child will expires when the child reaches the age of twenty one and the residence of each of the expatriate’s brothers/sisters will expire when the brother/sister attains the age of eighteen unless such a child, or brother/sister is granted a residence of his/her own. However, those who obtain Residence for joining an Owner will be exempted from the age stipulation as per Decision No. 49/2009.

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Decision No. 49/2009

7. The Residence of an expatriate who owns a Property in an Integrated Tourism Complex will expire when the expatriate disposes of his property by any action which transfers the ownership following which the Residence of expatriate’s wife, children and family members will also expire.

8. Normally and under Article (21) of the Implementing Regulations of the Expatriate Residence Law, an expatriate must apply through his sponsor, for the renewal of his residence within a period not less than 15 days before its expiry. The application for renewal must be signed by the expatriate and his sponsor. The expatriate’s passport must be valid for at least 90 days. However, under this new Decision, a new paragraph has been added to Article (21) stating: “As an exception to that, the application for renewal may be applied by the expatriate directly in case of residence without a sponsor”.

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4.2	Muscat Real Estate Market Overview

The Muscat Real Estate Market is a small and opaque market. Up until recently, the Expat community in Muscat was very small. With tourism and expat workers increasing in the region, Muscat and Oman as a whole has become a more attractive market for investment and development.

The Omani Government has recently enabled the freehold purchase of land/property to expatriates. This has been restricted to certain areas known as Integrated Tourism Complexes. A foreign national can now purchase the freehold right of a property in these areas which also brings the benefit of an Omani visa for the period that the property title is held under the name of the foreign national.

Integrated Tourism Complex Overview

●	An Integrated Tourism Complex (ITC) is a piece of land designated to setting up a tourism scheme that offers all or some tourism property services; whether such a designation is made on the basis of usufruct or proprietary rights depending on the license issued by the Government licensing committee.
●	Prior to 2006 and according to Royal Decree 21/2004, GCC nationals were the only foreigners allowed to buy land in Oman, where land ownership rights were extended to GCC nationals and GCC corporate entities (wholly owned by GCC nationals). However, the Royal decree 12/2006 has expanded foreign ownership rights to include non-GCC nationals in ITC projects.
●	In order to encourage FDIs, specifically in real estate, the Government of Oman has established Integrated Tourism Complexes. These have been driven by financial policies by the Central Bank of Oman, increased real estate and tourism demand for select locations in Oman, as well as long-term Government initiatives and investments.
●	Foreigners who purchase property in ITCs automatically get a residency visa for themselves as well as their family members, which has been encouraging non-residents to invest in property in Oman for retirement or investment purposes, or to use as a second home.
●	ITCs are starting to reshape Muscat’s real estate, by addressing the increasingly sophisticated needs of both Omani and international investors. The natural beauty of numerous areas in Oman is also contributing to the success of ITCs as many of them are designed around unspoiled natural landscape.

4.2.1	Retail Market Overview

Evolution of Muscat Retail Market

Throughout the past decade, Muscat has witnessed the reshaping of consumerism through the creation of new shopping centres. Traditionally Muscat’s population relied on souks to purchase wares and foodstuff.

In the past decade, however, the introduction of more modern shopping centres and hypermarkets in Muscat has provided an alternative shopping experience for Omanis and expatriates alike. The four existing major malls, namely Muscat City Centre, Qurum City Centre, Markaz Al Bahja and Muscat Grand Mall, represent 45% of quality retail area in Muscat. Within these shopping centres, hypermarkets and/or supermarkets are integral to the retail mix and drive footfall. Of the major hypermarkets present in Muscat, Lulu and Carrefour exhibit high market shares.

Besides major malls and retail centres, Muscat is characterised by a large quantum of street retail. Quality, high street retail within the city generally experiences high occupancy levels with rental rates in many cases reaching as high as those attained by major malls. Key retail streets include Ruwi High Street, Al Khoud High Street, Seeb High Street and Al Khuwair Commercial Street.

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Omagine Plot, Muscat, Oman	23 June 2015

As the retail market works to improve its offering with major upcoming malls in the pipeline, such as Palm Mall and Muscat Festival City, and existing malls, such as Muscat Grand Mall, work to improve and expand, the retail market is expected to become more competitive in the short to medium term.

Existing Stock

As demonstrated in the chart below, community shopping centres comprise the majority of quality retail GLA in Muscat, accounting for 56% of total quality stock. Regional centres follow with 33% of existing stock and include Muscat City Centre, the largest mall in the city.

Source: JLL, 2014

Approximately 76% of the existing quality retail stock is concentrated in the city’s four largest and most prominent shopping malls, namely Markaz Al Bahja, Qurum City Centre, Muscat City Centre and Muscat Grand Mall.

Although there exists a small percentage of neighbourhood centres, there are very few high quality developments of this type, with the exception of The Walk at The Wave, which was opened in 2014. As a consequence, many consumers shop for convenience goods at alternative retail centres, such as hypermarkets, traditional souks and/or ground floor shops located in residential areas.

In addition to the retail types above, there also exists a significant amount of street retail within the city. High street retail stock benefits from high occupancies and includes major streets such as Ruwi High Street, Al Khoud High Street, Seeb High Street and Al Khuwair Commercial Street, where the retail offering is geared towards providing lower quality brands that cater to the demographics of the surrounding population.

The table below presents a summary of quality retail locations in the city. It does not enumerate total existing retail stock.

Selection of Existing Quality Retail Stock

No.	Name of Centre	Type	GLA (sq m)
1	Muscat City Centre	Regional	60,484
2	Muscat Grand Mall	Community	40,000
3	Qurum City Centre	Community	20,600
4	Markaz Al Bahja	Community	19,000
5	Al Araimi Complex	Community	12,000
6	The Walk – The Wave	Community	10,850
7	Zakher Mall	Neighbourhood	8,000
8	Opera Galleria	Speciality	6,500
9	Jawharat Al Shatti	Speciality	5,000
10	Ruwi Plaza	Speciality	1,200
Total			183,634

Source: JLL Research

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Omagine Plot, Muscat, Oman	23 June 2015

Future Supply

Demand for retail space in Muscat has stimulated the future development of a significant number of “mega” malls to be completed in the coming years, as well as the expansion plans within existing major malls in the city, such as Muscat Grand Mall, Muscat City Centre and Qurum City Centre.

The chart below highlights the trend towards significant future development of regional retail centres, ultimately accounting for more than 65% of expected future retail supply.

Source: JLL, 2014

Within these future retail centres, developers are increasingly looking to improve entertainment and leisure options for Muscat’s consumers in order to improve the overall shopping experience, drive footfall and increase the average time spent within given shopping centres.

The chart above also indicates future development of community and neighbourhood centres located in proximity to residential communities. This particular trend is in response to demand for quality retail of these types, best exemplified until now by The Walk at the Wave.

The table below presents the expected future retail development until 2020.

Future Retail Supply

No.	Name of Centre	Type	GLA (sq m)	Expected Completion Date
1	Avenues Mall	Regional	70,000	2015
2	Muscat Grand Mall Expansion	Community	40,000	2015
3	Panorama Mall	Community	21,000	2015
4	Muscat Oasis Mall	Community	20,246	2015
5	Muscat City Centre Expansion	Regional	10,000	2015
6	Qurum City Centre Expansion	Regional	5,000	2015
7	Palm Mall	Super Regional	56,500	2017
8	Muscat Festival City	Regional	100,000	2019
Total			322,746

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Omagine Plot, Muscat, Oman	23 June 2015

It can be noted that there is a substantial amount of quality retail supply expected to enter the market in the next five years, with approximately 40% of this future supply expected to be completed in 2015.

Market Performance Indicators

Market Trends:

●	The retail rental market in Muscat continues to move in favour of the regional and community shopping centres as well as prime, high street locations.

●	However, as retail supply increases rental growth is expected to come under strain, particularly in regards to secondary and/or less competitive retail centres.

Market Occupancy:

●	Current occupancy levels in major regional and community malls remain high, regularly reaching 90% to 100%.

●	High street retail, such as those spaces located along Ruwi High Street, Al Khoud High Street, Seeb High Street and Al Khuwair Commercial Street, also benefit from high occupancies and rental rates in many cases as high as those achieved by major malls.

●	Although overall occupancy is expected to decrease in the near future with the entrance of a large quantity of supply in the market, occupancy rates in the larger malls in Muscat are likely to remain above 80%.

●	In the case of less desirable shopping centres, these developments are likely to experience greater rental decreases, resulting in the emergence of a two-tier retail market.

Rental Values

The table below highlights average retail rent performances in the Muscat market.

Retail Rental Performance

Shop Type	Rental Range	Basis of Rent
Anchor	1% - 2%	% of Turnover
Line Shop	15-20	OMR/sq m/month
F and B	20-25	OMR/sq m/month
RMUs (Kiosks)	350-500	OMR/month

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Omagine Plot, Muscat, Oman	23 June 2015

4.2.2	Hospitality Market Overview

Factors influencing the Market

Tourism Marketing and Growth:

●	One of the main objectives of the Omani Government is to diversify the economy by reducing the reliance on oil and increasing the focus on alternative revenue-producing sectors, such as tourism, which is expected to become a major contributor to the economy in the near future.

●	Accordingly, the Ministry of Tourism (MoT) was created in June 2004 and became an independent ministry in charge of promoting Oman as an upscale tourist destination. Since then, the ministry has participated in several tourism related fairs and exhibitions in Japan, Germany and the United Kingdom, to create awareness among travel and trade professionals.

●	The MoT is also planning to diversify the tourism product to include opportunities for eco-tourism, adventure tourism and cultural tourism. One of the main concerns of the authorities is to preserve and protect the country’s natural environment and local customs and traditions.

●	In the beginning of 2012, the Ministry of Tourism announced ambitious growth plans for the tourism sector in Oman. The authorities have set a target of receiving 12 million visitors annually by 2020. This represents a CAGR of 22% between 2010 and 2020.

●	The announcement of this objective has reaffirmed the Ministry’s position to promote and develop tourism in the country. Part of this growth is expected to come from the increase in cruise tourism to the country.

Business Environment:

●	The business environment and future outlook that Oman offers has a direct impact on the volume of business and corporate travellers.

●	Oman is enhancing its position as a business hub in the region, with many multinationals (London Mining, Citi Bank, Shoe Mart, Mulk Group amongst others) from various sectors, such as Finance, Banking, Legal, Consulting, Construction, Information Technology, Advertising and many more, are relocating their offices from neighbouring countries to Oman.

Foreign Direct Investment in Tourism (Integrated Tourism Complex):

●	Foreign Direct Investment (FDI) is a key contributing factor to the growth of Oman’s tourism sector and this investment is further encouraged by offering freehold development opportunities in tourism designated areas.

●	An Integrated Tourism Complex (ITC) is defined as a piece of land designated for setting up a development that offers all or some of tourism property services. Whether such a designation is made on the basis of usufruct or proprietary rights depends on the license issued by the Government licensing committee.

●	In addition to ITCs, a number of joint ventures between the Omani Government and investors are also anticipated to stimulate FDI.

●	The following are some of the main investments that are expected to positively contribute to the tourism sector in Muscat:

●	“The Wave” is a USD 805 million freehold ITC, which once completed will cover an area of over 2.5 million sqm combining 4,000 residential units, retail, leisure and hotel accommodation, a marina and a golf course. Around 1,800 units have been completed, while the remaining units are being progressively handed over between now and 2018.

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Omagine Plot, Muscat, Oman	23 June 2015

●	“Muscat Hills” is an estimated USD 780 million project including an 18-hole golf course, a gated residential development, a boutique resort hotel, premium office space, retail outlets and entertainment facilities. The construction of the first phase of residential units and infrastructure is complete. Currently only a handful of two-bedroom apartments and villas from the first phase are still available for sale. Phase two is expected to offer additional residential units and a hotel.

●	Other ambitious ITC projects such as the “Yiti Resort” and “Saraya Bandar Jissah” are also expected to put Muscat at the forefront of the regional luxury tourism scene.

●	The “Saraya Bandar Jissah” project is under construction and the first phase components, forming approximately 70% of the total planned project components, are expected to be ready in 2017. Phase 2 is expected to be completed by 2021.

●	The “Yiti Resort” development is currently on hold with no concrete project start date. Negotiations with Qatari Diar to buy Sama Dubai’s stake in the project are ongoing.

●	Oman Convention and Exhibition Centre is currently under development near the Muscat International Airport. Scheduled for completion in 2016, the project is estimated at USD 1.8 billion. The facility will offer more than 22,000 sqm of meeting and exhibition space along with a 3,200 seat auditorium. The centre is expected to have four hotels within the precinct of the facility.

●	Muriya Tourism Development Company, promoted by Orascom Development Holding and Omran, has secured the portfolios of leading international hospitality brands, including Four Seasons Hotels and Resorts and Missoni Hotel for its tourism destination “Jebel Siffah.” Currently, it has started operations at the Sifawy boutique hotel, which has a total of 55 guest rooms.

●	Besides the large ITC projects, a number of smaller individual resort developments such as the “Bandar Khairan Resort” and the “Al Qalah Resort” are expected to enter the market. These developments will also have a positive impact on the tourism sector in Oman.

Current and Future Stock Mapping

The following map shows the existing and future quality hotels in Muscat.

1	Al Bustan	8	Golden Tulip	15	Platinum Hotel	22	Safeer International Hotel	29	Kempinski
2	Intercontinental	9	Muscat Holiday Inn	16	Ramee Dream Resort	23	Safeer Continental	30	InterContinental
3	Oman Sheraton	10	Al Falaj Mercure	17	Ruwi Hotel	24	Park Inn	31	Fairmont
4	Grand Hyatt	11	Radisson Blu	18	Bawsher	25	Ibis	32	Four Seasons
5	The Chedi	12	Haffa House	19	Al Bahjah	26	Best Western Premier	33	Missoni
6	Shangri La	13	Majan	20	Rami Guest Line (Holiday Inn Villa)	27	City Seasons Hotel
7	Crowne Plaza	14	Ramada	21	Sifawy Hotel	28	Oberoi

Source: JLL

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Omagine Plot, Muscat, Oman	23 June 2015

Current Stock

●	Approximately 3,710 rooms of the total hotel room supply in Muscat exist within quality hotels. All the 5-star hotels in the city are managed by international hotel chains.

●	In 2011, the Al Bustan Palace was rebranded as a Ritz Carlton property, taking over the management of the hotel from InterContinental.

●	There were also plans to demolish the InterContinental Muscat and build three new hotels on that site. However, as per JLL’s understanding, the contract of the InterContinental has been renewed, and the existing hotel will continue to operate for the next 4 to 5 years with minor refurbishments.

●	Most of the 4-star city centre hotels primarily cater to business demand.

●	In terms of leisure demand, hotels such as the Ritz-Carlton, The Chedi, Grand Hyatt and Shangri La Barr Al Jissah Resort Complex are the main leisure properties. All of these hotels have waterfront and offer access to a beach.

●	A boutique hotel has commenced operations in the Jebel Siffah development during 2012. This property is the first to open in a project that comprises residential and other hospitality components. At the time of JLL’s visit to the hotel in July 2014, the occupancy rates were around 5 – 10%.

●	Sheraton Muscat is currently closed for renovation and was expected to reopen in mid-2013. However, refurbishment work is still ongoing

Future Supply

●	Approximately 2,125 quality branded rooms are in the pipeline for the Muscat market.

●	It must be noted that while several projects have been announced in the past few years, many are undergoing financing difficulties halting the development progress and materially slowing down the actual timeframe of completing these properties. As a result, most of these projects, as per our understanding, will only enter the market between 2015 – 2017.

●	Various projects, such as the Kempinski and the Fairmont at The Wave, have faced delays. The Kempinski is currently under construction and is expected to be completed during 2015. The Four Seasons and Missoni Hotel in Jebel Sifah are yet to start any construction work, as developers sort out financing issues. Saraya Bander Jissah is also progressing slowly.

●	Projects such as Salam Yiti are currently on hold as the joint venture between Omran and Sama Dubai has been dissolved and the development is currently on hold due to the restructuring of the developers. However, talks with Qatari Diar to buy Sama Dubai’s stake in the project are ongoing.

●	One of the key development players in Oman is the Oman Tourism Development Co., also known as Omran. It is the development arm of the Ministry of Tourism and is currently promoting the Convention Centre that should enter the market in the next two years.

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Omagine Plot, Muscat, Oman	23 June 2015

Market Performance Indicators

●	Post 2008, the overall hotel performance in Muscat declined due to the effect of the economic downturn and limited increase in visitor numbers. Performance decline was more significant in terms of occupancy rather than ADR, as hotels tried to retain previous ADR levels.

●	However, slow signs of stability and modest recovery started to be witnessed in early 2012, with occupancy levels picking up, though ADR had declined by 7% between 2011 and 2012 and then at a lower, but still negative growth of 1.9% between 2012 and 2013, reflecting a decline in city-wide average rates.

●	Between 2012 and 2013, occupancy levels grew by 11% and ADR contracted by 1.7%.

●	The cyclical pattern in occupancy observed is a clear indication of the level of seasonality experienced by the market.

●	The period ranging from November to April experiences high level of demand, with occupancies in this period ranging between 65% and 80%, followed by shoulder periods of May, September and October. The period ranging from June to August is considered to be low season.

●	The period of low season continues to remain a concern. 2011 witnessed higher levels of decline with occupancy performance ranging between 29% and 38%. However, occupancy significantly improved in the last few years with 2014 on track to close at around an average of 68%.

4.2.3	Residential Market Overview

Residential developments across the city

●	A large part of the residential developments in Muscat is outdated and old, especially in old areas such as Ruwi, Wadi al Kabir and the Port area;

●	High-quality residential villas are mostly found in Shatti al Qurum, Qurum, Madinat A’Sultan Qaboos and more recently in Airport Heights;

●	New developments such as “The Wave” and “Muscat Hills” are setting up new standards for quality residential development.

Future Supply Characteristics and Trends

●	As developers continue to accommodate the changing tastes and preferences of Muscat’s expatriates and local community, residential supply will continue to grow.

●	The growth is seen to stretch the western borders of the city, towards Airport Heights where mixed-use gated community “The Wave” is seeing ongoing construction. As the area becomes more developed, more residents will be willing to move there driven by higher quality product and improving surrounding infrastructure and supporting amenities.

●	Historically areas such as Qurum, Shatti Al Qurum and Madinat Sultan Qaboos have been popular among expatriates. These remain popular areas given their proximity to the beachfront, numerous demand generators, major landmarks of the city as well as most of the office buildings of regional and international corporations.

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Omagine Plot, Muscat, Oman	23 June 2015

●	Developments such as The Wave and Muscat Hills remain highly popular among Muscat’s expatriates community despite their location away from the city centre.

●	It is expected that more developments will capitalise on tenants’ willingness to sacrifice location for a higher quality product catering to their specific tastes and preferences.

Market Performance Indicators

●	The following tables provide a general overview of the prices and rents achievable in various areas of Muscat.

●	It should be noted that many factors determine the achievable rates such as size, location, quality and availability. The rates provided exclude gated communities and ITC developments.

●	Non GCC nationals are not permitted to purchase real estate property in Oman unless it is within an ITC.

Villa Sales Prices in 2014		Apartment Sales Prices in 2014
Area	OMR/Sq M	Area	OMR/Sq M
Shatti Al Qurum	850 – 2,300	Shatti Al Qurum	850 – 2,300
Qurum	750 – 2,100	Qurum	750 – 2,100
Athaiba	550 – 2,000	Athaiba	550 – 2,000
Madinat Sultan Qaboos	600 – 1,900	Madinat Sultan Qaboos	600 – 1,900
Al Bawshar	650 – 1,100	Al Bawshar	650 – 1,100
Al Khuwair	550 – 1,000	Al Khuwair	550 – 1,000

Source: JLL Research

4.2.4	Office Market Overview

Current Trends

●	While demand for office space is steadily expected to grow, the relatively large introduction of office supply in the past 24 months create reservation for any immediate proposal for new introductions. This has created ample supply within the following locations:

●	Old Muscat;

●	Al Khuwair;

●	Qurum.

●	This recent supply is expected to suffice Oman’s office requirements in the short term.

●	Although, statistics would suggest that the office market in Muscat is healthy, any introduction or provision of office space should be in due consideration of the current market conditions indicating prolonged absorption periods due to large introductions of supply over the past couple of years.

●	Although there is a major over supply of Grade B and C office space, the demand for higher quality Grade A office space is strong with occupancy within certain schemes ranging from 75% to 90%.

●	Average office rents range from OMR 48/sq m per annum to OMR 96/sq m per annum. We are aware that rents for Grade A office space have remained stable.

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Omagine Plot, Muscat, Oman	23 June 2015

Future Supply

●	Due to the current demand for Grade A office space, there are several developments in the pipeline or recently completed:

●	Al Khonji Real Estate and Development LLC announced the launch of a project which includes a mix of 58 super-modern office, with additional shops, a showroom and restaurants in 2013. This will be located in Al Khuwair.

●	The Wave, currently under development, has a commercial component which will offer office space.

●	Construction has completed on office space within Tilal Residence, Al Khuwair spread over 41,000 sq m of land.

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Omagine Plot, Muscat, Oman	23 June 2015

5	Valuation Methodology

5.1	Master Plans and Development Plans

The project is assumed to be completed in accordance with the current master plan as advised by the Client. JLL has not independently assessed or verified the viability of the current plans but has relied upon information provided by the Client in terms of development content and areas. A copy of the master plan is attached at Appendix D.

5.2	Valuation Method

In arriving at our opinion of Fair Value of the Usufruct Right in the Property, we have, as agreed with the Client, used the Income Approach based on a discounted cash flow (DCF). Given the specific conditions contained within the Usufruct Agreement and Development Agreement it is difficult to compare the Subject Property with other usufruct agreements as they rarely exist within the Middle East and North Africa property markets and hence we are not aware of any transactions occurring. That said, we have provided a land market commentary to contextualise the opinion of Fair Value.

Income Approach

The Income Approach is based on a discounted cash flow approach that determines the current value of the property by first determining the sales values of the built units and serviced land that will be available for sale in the development and are phased over an appropriate sale period. From the estimated value of the sales proceeds we deduct the estimated costs to complete the service infrastructure and buildings, which are also phased over an appropriate period. The projected net cash flow is discounted at an appropriate risk adjusted target Internal Rate of Return to arrive at a residual value for the land. This represents the best price a well-informed, rational and efficient developer/investor would pay for the land in its current condition at the valuation date. Due to the number of inputs this approach is sensitive to any change in the inputs and this can have a significant effect on the reported value.

We have modelled our discounted cash flow using the ‘Estate Master Development Feasibility’ software package.

Market Approach

The Market Approach derives the value of the Property by comparing it to other properties for which the price is known. Ideally, the Property is compared and contrasted to identical properties which have recently been sold or where no recent transactions have taken place, the asking price at which the comparable properties are currently listed for sale. Adjustments may be required to reflect the period of time that has passed between the transaction date and the date of valuation or the price that is expected to be achieved following a negotiated sale.

Following an analysis of the terms of sale, an appropriate unit of comparison is chosen, for example, a rate per square foot of land/built-up area. Further subsequent adjustments may be required to factor in differences in location, size (quantum), quality and specification, permitted use and density (Floor Area Ratio) etc. The market approach is the process in which value is derived by analysing sales which occurred around the date of valuation regarding similar properties/sites and comparing these properties to the Subject Property.

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Omagine Plot, Muscat, Oman	23 June 2015

6	Income Approach

6.1	Valuation Rationale - Revenue

We have been provided with an Initial Master Plan (Section 2.3.1) as provided by the Client. We have used the Income Approach based on a discounted cash flow to provide an opinion of Fair Value assuming the land will be fully developed in line with the Development Agreement. We have assumed all residential units will be sold on a presales strategy while other components will be operated over a five year period after which a sale is forecast.

We have assumed that all community and operations land and buildings will not be sold. The map in Section 2.3.1 provides plot locations within the master plan.

The following section provides our forecast sales phasing and construction phasing as provided by the Client.

6.2	Development Phasing

6.2.1	Sales Phasing

We have assumed that the various components of the project will be progressively sold over the development period with the following table illustrating the sales phasing we have adopted for the residual land valuation.

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Omagine Plot, Muscat, Oman	23 June 2015

Source: JLL, 2015

6.2.2	Construction Phasing

A twelve month project planning and tender period is reflected in the cash flow before infrastructure work commences

Adopted Construction Phasing

Cash flow Period
Plot No.	Component Type	Start Date - End Date
-	Land Reclamation	Jan-16 - Dec-19
-	Utilities	Jan-16 - Dec-19
-	Infrastructure	Jan-17 - Dec-19
1	Landmark - Pearls and Ancillaries	Jan-17 - Dec-19
2	5* Hotel - Balcon	Jan-17 - Dec-18
3	4* Hotel - Theatre	Jan-17 - Dec-18
4	Serviced Apartments	Jan-18 - Dec-20
5	4* Hotel	Jan-18 - Dec-19
6	Apartments	Jan-18 - Dec-18
7	Apartments	Jan-18 - Dec-18
8	Apartments	Jan-18 - Dec-18
9	Apartments	Jan-18 - Dec-18
10	High End Souk	Jan-18 - Dec-18
11	Tower 3 - Marina	Jan-18 - Dec-18
13	Apartments	Jan-19 - Dec-19
14	Apartments	Jan-19 - Dec-19
15	Apartments	Jan-19 - Dec-19
16	Market Place	Jan-19 - Dec-19
19	Apartments	Jan-20 - Dec-20
20	Apartments	Jan-20 - Dec-20
22	Apartments	Jan-21 - Dec-21
23	Apartments	Jan-21 - Dec-21
24	Apartments	Jan-20 - Dec-20
26	Townhouses	Jan-21 - Dec-21
27	Townhouses	Jan-22 - Dec-22
28	Townhouses	Jan-22 - Dec-22
29	Office	Jan-20 - Dec-20
30	Office	Jan-20 - Dec-20
31	Office	Jan-22 - Dec-22
32	Office	Jan-22 - Dec-22
33	Clubhouse	Jan-18 - Dec-18
34	Listed Below
	12 Bedrooms – Oceanfront	Jan-18 - Dec-18
	8 Bedrooms - Oceanfront	Jan-18 - Dec-18
	7 Bedrooms - Ocean View	Jan-18 - Dec-18
	6 Bedrooms - Ocean View	Jan-17 - Dec-17
	5 Bedrooms - Ocean Access	Jan-17 - Dec-18
	4 Bedrooms - Wadi Park	Jan-18 - Dec-19
	Apartment – Plot 34	Jan-21 – Dec-22

 Source: JLL, 2015

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Omagine Plot, Muscat, Oman	23 June 2015

6.3	Landmark Plot No.1 - Revenue

We have made several high level assumptions regarding the revenue and potential value of the Landmark PlotNo.1. We have relied upon retail lease rates within Muscat and also leisure and retail rental rates within the United Arab Emirates where there is an established tourist and entertainment market.

The table below provides comparable pre-lease rental rates for properties within the Wave.

The Wave Retail Lease Transactions

Location	Tenant	Size (Sq M)	Rent (OMR/Sq M pm)
Retail Centre, The Wave (pre-let)	More Café	495	16
Retail Centre, The Wave (pre-let)	Gloria Jeans	146	24
Retail Centre, The Wave (pre-let)	Kwik Kleen	34	18
Retail Centre, The Wave (pre-let)	Omantel	75	22

The research shows that rental rates range from OMR 16/sq m per month to OMR 24/sq m per month. These leases were generally for five year terms with rental uplifts every two years.

The table below represents passing rental rates for entertainment properties within Dubai. Although the much of the information is confidential the equivalent rental rates range from the equivalent of OMR 6.7/sq m per month for theme park space extending to 7,041 sq m to OMR 11.7/sq m per month for children’s entertainment space extending to 4,565 sq m.

Dubai Retail Lease Transactions

Location	Tenant Type	Size (Sq M)	Rent (AED/Sq M pa)	Rent (OMR/Sq M pm)	Turnover Rent
Confidential	Theme Park Operator	7,041	807	6.7	N/A
Confidential	Children’s Entertainment	4,565	1,399	11.7	N/A
Confidential	Ice Rink	3,887	807	6.7	Clause Present
Confidential	Aquarium	3,332	1,399	11.7	N/A
Ibn Battuta Mall	Cinema	-	1,270	10.6	N/A
Bowling City	Entertainment	2,044	829	6.9	N/A

Based on our research we have adopted the following gross rental rates after growth for the different elements of the Landmark plot as detailed in the table below.

Adopted Landmark Plot No. 1 Rental Rates

Landmark Property	Leasable Area	Use	Rent (OMR/Sq M pm)	Rent (OMR/Sq M pa)	Gross Rental Income After Growth (OMR)
Oman Pearl	1,520	Leisure	10	120	221,917
Culture Pearl	1,188	Leisure	10	120	173,373
Innovation Pearl	1,520	Leisure	10	120	221,917
Energy Pearl	1,520	Leisure	10	120	221,917
Sea Pearl	950	Leisure	10	120	138,698
Earth Pearl	1,188	Leisure	10	120	173,373
Sky Pearl	1,520	Leisure	10	120	221,917
Exhibition Space	7,600	Leisure	5	60	554,794
Towers 1	190	F and B	35	420	97,089
Towers 2	190	F and B	35	420	97,089
Pearl Retail Units	4,090	Retail	30	360	1,791,290
Pearl Food Kiosks	898	F and B	45	540	589,815
Retail Units	2,375	Retail	25	300	866,865
Restaurants	1,496	F and B	35	420	764,575
Movie/Performance Theatre	2,375	Cinema	10	120	346,746
Total	28,620				6,481,375

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Omagine Plot, Muscat, Oman	23 June 2015

We have assumed that the remaining parts of the property will be ancillary to the Pearls as detailed below.

Landmark Plot No. 1 - Ancillary Facilities

Landmark	BUA (Sq M)
Concourse (Below Boardwalk)	22,400
Service Corridor	11,756
Boardwalk	22,400
Child Play Area	100
Beach Creation	1,300
Amphitheatre	2,500
Green Room and Backstage Area	700
Technical Production Studio Structure	500
Public Restrooms	600
Personal Rapid Transit Way (People Mover)	11,000
Piazza - Central Park Space	13,652
Back Of House Support	1,200
Site works - Landmark	2,800
Omagine Guide Service (Kiosks)	200

The escalated gross rental revenue for the first year is estimated at OMR 4,861,034 before deductions for incentives, leasing fees and operating expenditure.

Entertainment zones/parks would generally be purchased on the basis of future revenue potential. The table below summarises the inputs and assumptions we have made with regard to the Landmark Plot No. 1:

Landmark Operating Revenue and Cost Estimation, Year 1 to Year 5

Revenue Assumptions	Unit	Year 1	Year 2	Year 3	Year 4	Year 5
Gross Rental Income	OMR	4,861,034	6,481,378	6,481,378	6,675,819	6,675,819
Outgoings and Vacancy	OMR	972,207	1,296,276	1,296,276	1,335,164	1,335,164
Letting Costs	OMR	388,883	-	-	-	-
Net Operating Income	OMR	3,499,944	5,185,102	5,185,102	5,340,655	5,340,655
Exit Yield	%					8%
Property Resale						66,758,190
Total Rental Income						31,175,427
Total Revenue						97,933,618

Source: JLL, 2015

To derive the rental revenue we have assumed that the proposed Landmark Plot No. 1 will comprise of 28,619 sq m of leasable retail space. We have adopted a 8% exit yield which is applied at the end of year 5. This provides an exit sales price of OMR 66,758,190 and a total escalated rental revenue of AED 31,175,427 over the 5 years of operation.

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Omagine Plot, Muscat, Oman	23 June 2015

6.4	Hotel Revenue Assumptions

Hospitality investments are generally purchased on the basis of future income potential. Past performance provides some guide to the future performance of a hotel, but often new macro-economic factors or local supply issues mean that a fresh view needs to be taken of the performance potential of the hotel.

6.4.1	5 Star Hotel

We are instructed that the 5 star hotel will comprise of 280 keys and the anticipated target operators for this type of hotel include the likes of Kempinski and JW Marriot. We have made several assumptions regarding the value of the hotel component of the development.

The Client has provided the number of keys which the proposed hotel would comprise. This assumptions equates to a net room area of 100 sq m for a 5 star hotel which, based on current market norms, is generous. The revenue per key reflects the fact that the rooms are larger than standard for this type of product.

With reference to competitive market occupancy rates, the details of our calculation are provided below:

Hotel and Serviced Chalet Revenue Estimation, Year 1 to Year 5

Revenue Assumptions	Unit	Year 1	Year 2	Year 3	Year 4	Year 5
ADR	OMR/ Key / Day	125	140	150	156	162
ADR Chalets	OMR/ Key / Day	188	210	225	234	243
Occupancy –Hotel	%	50.00%	55.00%	60.00%	65.00%	67.50%
Occupancy – Chalets	%	15.00%	20.00%	25.00%	30.00%	30.00%
RevPAR	OMR/ Key / Day	91	119	146	171	182
F and B	%	35%	37%	37%	37%	37%
OTH	%	5%	10%	10%	10%	10%
Total RevPAR		127	175	215	252	268
Profit Margin	%	30%	32%	35%	35%	35%
Profit Per Room (RevPAR)		38	56	75	88	94
Net Operating Income (NOI)	OMR	8,057,831	11,850,458	15,908,259	18,665,691	19,853,508
Sold Chalets	OMR	25,875,000	26,910,000
Hotel Resale @ 10%	OMR					198,535,078
Total Cash flow	OMR	33,932,831	38,760,458	15,908,259	18,665,691	218,388,586

Source: JLL, 2015

The total escalated rental and sales revenue after five years of operation followed by a sale is OMR 325,655,825. The sale price in year five of the cash flow after adopting a 10% exit yield is OMR 198,535,078.

We have applied a 13% discount rate to this cash flow. This provides a Net Present Value at Year 1 of OMR 233,971,712 after growth.

6.4.2	4 Star Hotel - Theatre

We have assumed the 4 star hotel comprises 280 keys and anticipated target operators for this type of hotel include the likes of Sheraton and Radisson. We have made several assumptions regarding the value of the hotel component of the development.

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Omagine Plot, Muscat, Oman	23 June 2015

The Client has provided the number of keys which the proposed hotel could comprise. This assumption equates to a net room area of 80 sq m for a 4 star hotel which, based on current market norms, is generous. The revenue per key reflects the fact that the rooms are larger than standard for this type of product.

With reference to competitive market occupancy rates, the details of our calculation are provided below:

Hotel and Serviced Chalet Revenue Estimation, Year 1 to Year 5

Revenue Assumptions	Unit	Year 1	Year 2	Year 3	Year 4	Year 5
ADR	OMR/ Key / Day	90	99	107	111	116
Occupancy	%	57.00%	65.00%	72.00%	72.00%	72.00%
RevPAR	OMR/ Key / Day	51	64	77	80	83
F and B	%	32%	35%	35%	35%	35%
OTH	%	3%	5%	7%	7%	7%
Total RevPAR		69	90	109	114	118
Profit Margin	%	32%	34%	38%	38%	38%
Profit Per Room (RevPAR)		22	31	42	43	45
Net Operating Income (NOI)	OMR	2,264,916	3,130,447	4,245,358	4,415,172	4,591,779
Hotel Resale @ 9%	OMR					51,019,765
Total Cash flow	OMR	2,264,916	3,130,447	4,245,358	4,415,172	55,611,544

Source: JLL, 2015

The total escalated rental and sales revenue after five years of operation followed by sale is OMR 69,667,437. The sale price in year 5 after adopting a 9% exit yield is OMR 51,019,765.

We have applied a 12% discount rate to this cash flow. This provides a Net Present Value at Year 1 of OMR 49,134,060 after growth.

6.4.3	4 Star Hotel

We have assumed the 4 star hotel comprises 280 keys and anticipated target operators for this type of hotel include the likes of Sheraton and Radisson. We have made several assumptions regarding the value of the hotel component of the development.

The Client has provided the number of keys which the proposed hotel would comprise. This assumption equates to a net room area of 80 sq m for a 4 star hotel which, based on current market norms, is generous. The revenue per key reflects the fact that the rooms are larger than standard for this type of product.

With reference to competitive market occupancy rates, the details of our calculation are provided below:

Hotel and Serviced Chalet Revenue Estimation, Year 1 to Year 5

Revenue Assumptions	Unit	Year 1	Year 2	Year 3	Year 4	Year 5
ADR	OMR/ Key / Day	100	110	119	124	128
Occupancy	%	55%	65%	73%	73%	73%
RevPAR	OMR/ Key / Day	55	72	87	90	94
F and B	%	30%	35%	35%	35%	35%
OTH	%	5%	10%	10%	10%	10%
Total RevPAR		74	104	126	131	136
Profit Margin	%	30%	33%	37%	37%	37%
Profit Per Room (RevPAR)		22	34	47	48	50
Net Operating Income (NOI)	OMR	2,276,505	3,496,543	4,755,103	4,945,307	5,143,119
Hotel Resale @ 9%	OMR					57,145,770
Total Cash flow	OMR	2,276,505	3,496,543	4,755,103	4,945,307	62,288,890

Source: JLL, 2015

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Omagine Plot, Muscat, Oman	23 June 2015

he total escalated rental and sales revenue after 5 years of operation followed by sale is OMR 77,762,348. The sale price in year five after adopting a 9% exit yield is OMR 57,145,770.

We have applied a 12% discount rate to this cash flow. This provides a Net Present Value at Year 1 of OMR 57,182,686 after growth.

6.5	Marina Revenue

We have made several high level assumptions regarding the revenue and potential value of the Marina.

Marinas rarely transact as a standalone asset and would generally be purchased along with a hotel. They are usually valued on the basis of future revenue potential. The table below summarises the inputs and assumptions we have made with regard to the Marina.

Marina Operating Revenue and Cost Estimation, Year 1 to Year 10

Item	Unit	Yr 1	Yr 2	Yr 3	Yr 4	Yr 5	Yr 6	Yr 7	Yr 8	Yr 9	Yr 10
Total Revenue	OMR	582,222	584,055	768,384	824,101	932,904	932,904	1,079,787	1,079,787	1,079,787	1,079,787
Occupancy	%	45.0%	45.0%	60.0%	65.0%	75.0%	75.0%	90.0%	90.0%	90.0%	90.0%
Net Revenue	OMR	494,889	496,446	653,126	700,486	792,968	792,968	917,819	917,819	917,819	917,819
Resale	12%										7,648,491
Cash flow	OMR	494,889	496,446	653,126	700,486	792,968	792,968	917,819	917,819	917,819	8,566,310

Source: JLL, 2015

The total revenue after 10 years of operation followed by sale is OMR 15,250,650. We have reflected construction costs of OMR 1,334,494 in year one of the Cash flow and have adopted a discount rate of 15%. This produces an Net Present Value of OMR 5,396,178.

6.6	Residential Component

We have gathered evidence of sales and quoting prices from ITC developments within Muscat. A sample of the sales prices achieved within The Wave development for villas, townhouses and apartments are shown in the following table.

No.	Location	Type	View	No. of Beds	Area (Sq M)	Price	Rate (OMR/Sq M)
1	The Wave	Townhouse	Community	2	209	175,000	837
2	The Wave	Townhouse	Community	2	125	175,000	1,401
3	The Wave	Townhouse	Community	3	356	250,000	702
4	The Wave	Villa	Community	3	356	376,000	1,056
5	The Wave	Villa	Community	5	516	495,000	959
6	The Wave	Villa	Lakefront	4	525	652,000	1,242
7	The Wave	Villa	Beachfront	5	540	1,400,000	2,593
8	The Wave	Apartment	Community	2	134	159,000	1,187
9	The Wave	Apartment	Community	3	200	225,000	1,125
10	The Wave	Apartment	Community	1	76.6	105,000	1,371
11	The Wave	Apartment	Sea	3	200	320,000	1,600
12	The Wave	Apartment	Sea	3	200	350,000	1,750

Source: Varions

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Omagine Plot, Muscat, Oman	23 June 2015

6.6.1	Villas

Based on the commentary at Section 4.2.3 and further research, we are of the opinion that villa units at the Omagine development could achieve the following sales rates:

Residential Villas - Adopted Sales Rate

Item	Adopted sales rate (OMR per sq m)
4 Bedrooms - Wadi Park	1,200
5 Bedrooms	1,200
5 Bedrooms - Ocean Access	1,300
6 Bedrooms - Ocean View	1,500
7 Bedrooms - Ocean View	1,450
8 Bedrooms - Oceanfront	2,000
12 Bedrooms - Oceanfront	1,950

Source: JLL, 2015

The rates are blended rates and reflect the fact that some units will achieve higher and lower sales price rates, subject to micro-location characteristics, such as views, and proximity to the beach.

Based on the rates above, the breakdown of the total revenue for the residential component on Plot No.34 is as follows:

Residential Villas – Calculation Summary

No.	Item	Net Sales Area (sq m)	Sales Rate (OMR per sq m)	Total Current Sales Revenue (OMR)	Total Escalated Sales Revenue (OMR)
1	4 Bed - Wadi Park	57,120	1,200	68,544,000	77,102,678
2	5 Bed	31,500	1,200	37,800,000	44,220,654
3	5 Bed - Ocean Access	31,500	1,300	40,950,000	47,905,708
4	6 Bed - Ocean View	13,920	1,500	20,880,000	23,487,160
5	7 Bed - Ocean View	8,400	1,450	12,180,000	13,700,844
6	8 Bed - Oceanfront	8,400	2,000	16,800,000	18,897,715
7	12 Bed - Oceanfront	8,000	1,950	15,600,000	17,547,878
	Total	158,840		212,754,000	242,862,637

 Source: JLL, 2015

The total escalated sales revenue after pre-sales and sales phasing is OMR 242,862,637.

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Omagine Plot, Muscat, Oman	23 June 2015

6.6.2	Townhouses

Based on the commentary at Section 4.2.3 and further research, we are of the opinion that residential units at the Omagine development would achieve the following blended sales rates:

Residential Townhouses - Adopted Sales Rate

Item	Adopted Sales Rate (OMR per sq m)
Townhouse	1,000

Source: JLL, 2015

The rates are blended rates and reflect the fact that some units will achieve higher and lower sales prices, subject to micro-location characteristics, such as views and proximity to the beach.

Based on the rates above, the breakdown of the total revenue for the land plots 26, 27 and 28 is as follows:

Townhouses – Calculation Summary

No.	Item	Net Sales Area (sq m)	Sales Rate (OMR per sq m)	Total Current Sales Revenue (OMR)	Total Escalated Sales Revenue (OMR)
1	Townhouses - 26	49,091	1,000	49,091,000	62,115,984
2	Townhouses - 27	27,164	1,000	27,164,000	35,745,358
3	Townhouses - 28	17,345	1,000	17,345,000	22,825,233
	Total	93,600		93,600,000	120,686,575

 Source: JLL, 2015

The total escalated sales revenue after pre-sales and sales phasing is OMR 120,686,575.

6.6.3	Apartments

Based on the commentary at Section 4.2.3 and further research, we are the opinion that residential apartment units at the Omagine development would achieve the following sales rates:

Residential Apartments - Adopted Sales Rate

Item	Adopted Sales Rate (OMR per sq m)
Apartments - 6,7,8,15	1,200
Apartments - 9,13,14	1,600
Apartments -22,23	1,000
Apartments -24	1,100
Plot 34 Apartments	1,200

Source: JLL, 2015

The rates are blended rates and reflect the fact that some units will achieve higher and lower sales price rates, subject to micro-location characteristics.

Based on the rates above, the breakdown of the total revenue for the residential apartments is as follows:

Apartments – Calculation Summary

No.	Item	Net Sales Area (sq m)	Average Sales Rate (OMR per sq m)	Total Current Sales Revenue (OMR)	Total Escalated Sales Revenue (OMR)
1	Apartments	378,188	1,254	480,575,700	575,391,121

Source: JLL, 2015

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Omagine Plot, Muscat, Oman	23 June 2015

The total escalated sales revenue after pre-sales and sales phasing is OMR 575,391,121.

We are informed that some of the apartment buildings have a ground floor retail component. We have considered this and believe that although a higher rate of sale would be achieved, due to the reduced efficiency of retail space, the overall effect would be equal to that of apartment space.

6.6.4	Serviced Apartments

Based on the commentary at Section 4.2.3 and further research, we are of the opinion that proposed serviced apartment units on Plot No. 4 would achieve the following sales rate:

Residential Apartments - Adopted Sales Rate

Item	Adopted Sales Rate (OMR per sq m)
Apartments	1,300

Source: JLL, 2015

The rates are blended rates and reflect the fact that some units will achieve higher and lower sales price rates, subject to micro-location characteristics.

Based on the rates above, the breakdown of the total sales revenue for the proposed Plot No. 4 is as follows:

Serviced Apartments – Calculation Summary

No.	Item	Net Sales Area (sq m)	Sales Rate (OMR per sq m)	Total Current Sales Revenue (OMR)	Total Escalated Sales Revenue (OMR)
1	Serviced Apartments	67,248	1,300	87,435,525	100,320,135

Source: JLL, 2015

The total escalated sales revenue after pre-sales and sales is OMR 100,320,135.

6.7	Office Component

We have investigated market rents for Grade A and various types of office space in Muscat. That said, we are of the view that any office space on Omagine project would be developed to Grade A specification. The table below provides lease rental rates for properties within Muscat.

Office Lease Rates

Location	Size (Sq M)	Net Rent (OMR/Sq M pm)
Al Khuwair	275	10
Shatti Al Qurm	10,870	9
Al Khuwair	928	9
Al Khuwair	928	9
Ghala	27,610	10

The research shows that rental rates for Grade A office space range from OMR 9/sq m per month to OMR 10/sq m per month.

Considering the above, we have formed our opinion of the net market rent at OMR 120/sq m pa.

Item	Adopted Net Rental Rate (OMR per sq m)
Office	120

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Omagine Plot, Muscat, Oman	23 June 2015

To estimate the sales revenue of the office component of the development we have used the Income Capitalisation Method. This method requires the capitalisation of the Net Operating Income of the office units.

We understand that neither a proposed tenant mix nor proposed designs for the office space are available. In the absence of this, we have assumed that the gross office space will comprise an efficiency of 80%. As such, the total leasable area of the office space amounts to 37,174 sq m.

Below is a summary of the calculation for the office component of the Omagine development.

Office Component – Calculation Summary

Description	Leasable Area (sq m)	Current Total (OMR)	Escalated Total
Net Operating Income	37,174	4,460,880
Cap Rate		10%
Resale Value (Yr 1)		47,397,360	61,266,348

Source: JLL, 2015

The calculation above provides an escalated total revenue of OMR 61,266,348 on sale of all the office space as strata on the first year of construction completion of each office plot.

6.8	Retail Component

We have investigated market rent for various types of retail space in Muscat. The table below provides pre-lease rental rates for properties within the Wave.

The Wave Retail Lease Rates

Location	Tenant	Size (Sq M)	Gross Rent (OMR/sq m pm)
Retail Centre, The Wave (pre-let)	More Café	495	16
Retail Centre, The Wave (pre-let)	Gloria Jeans	146	24
Retail Centre, The Wave (pre-let)	Kwik Kleen	34	18
Retail Centre, The Wave (pre-let)	Omantel	75	22

The research shows that rental rates range from OMR 16/sq m per month to OMR 24/sq m per month. These leases were generally for five year terms with rental uplifts every two years.

Considering the above, we have formed our opinion of the net market rent.

Item	Adopted Net Rental Rate (OMR/sq m per annum)
High End Souk	222
Tower 3	222
Market Place	222

To estimate the sales revenue of the retail components of the development we have used the Income Capitalisation Method. This method requires the capitalisation of the Net Operating Income of the retail units.

We understand that neither a proposed tenant mix nor proposed designs for the retail space are available. In the absence of this, we have assumed that the Tower 3 space will comprise an efficiency of 80% whereas the High End Souk and Market Place will comprise an efficiency of 60%. As such, the total leasable area of the retail space amounts to 5,003 sq m.

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Omagine Plot, Muscat, Oman	23 June 2015

Below is a summary of the calculation for the retail component of the Omagine development.

Retail Components – Calculation Summary

Description	High End Souk	Tower 3	Market Place	Current Total OMR	Escalated Total OMR
Leasable Area (sq m)	3,972	240	791	5,003	-
Net Operating Income	794,400	48,000	158,200	1,000,600	1,258,456
Cap Rate	9%	9%	9%	9%
Resale Value (Yr 1)	8,826,667	533,333	1,757,778	11,117,778	12,584,558

Source: JLL, 2015

The calculation above provides an escalated total revenue of OMR 12,584,558 on sale of all the retail space on the first year of completion.

6.9	Sales Escalation

We have adopted a sales price escalation rate at 4%.

6.10	Sales Revenue Collection Profile

The following table illustrates the revenue collection profiles we have adopted for each phase in the residual land valuation based on years after date of exchange or sale.

Sales Revenue Collection Profile

Item	Year 0%	Year 1%	Year 3 - Balance on settlement %
Serviced Apartments, Townhouses, 4 Bedroom Villas	30.00%	30.00%	40.00%
All Villas (excluding 4 Bedroom Villas)	90.00%	0.00%	10.00%
Plot No. 34 Apartments	50.00%	40.00%	10.00%
All Apartments (excluding those on Plot No. 34)	30.00%	0.00%	70.00%

Source: JLL, 2015

6.11	Gross Project Revenue

The Gross Escalated Project Revenue for the full development of the Omagine project calculates to OMR 1,525,554,199.

6.12	Administration and Legal, Marketing and Sales Commission

We have allocated 0.5% of total sales for marketing costs and 0.5% of total sales for administration and legal costs. We have also allocated sales commission of 2% of the gross sale price for agents/brokers.

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Omagine Plot, Muscat, Oman	23 June 2015

6.13	Usufruct Land Purchase Cost

Under the Development Agreement, Omagine received the Subject Property at an agreed deferred price of OMR 25/sq m of land area. This price will be escalated at a fixed rate of 6% pa from the Effective Date. This is payable when the Usufruct owner assigns the title of any part of the land. Any land that is not sold within the Usufruct’s term will be return to the Omani Government at zero cost to Omagine. The table below details the annual forecast fees payable per year for the freehold title sales

Year	Fees (OMR)
1	-
2	-
3	-
4	436,046
5	10,828,815
6	7,476,741
7	1,665,022
8	1,491,413
9	2,755,203
10	985,616
11	-
12	4,219,823
Total	29,858,679

Source: JLL, 2015

6.14	Net Project Revenue

The Omagine project has a Total Net Project Revenue of OMR 1,466,274,002. We note that the Total Net Project Revenue is after deduction of selling/letting costs and the Usufruct Land Purchase Costs.

6.15	Development Costs

Construction Costs

The construction costs equate to the full development of the Subject Property as specified in the Development Agreement.

Land Reclamation costs are those costs associated with the dredging and reclaiming of land within the Subject Property and adjacent seabed to form the Initial Master Plan land area.

The infrastructure and utilities costs relate to all infrastructure and utilities needed within the Inner Boundary of the plot. The details of this can be found in Section 3.4.

All other costs are associated with the construction of operational, saleable and community assets. The table below summarises the construction costs used for the proposed project.

Adopted Construction Costs

Component	No. Units	Size (Sq M)	Cost/Unit	Cost/Sq M	Total Current Cost (OMR)	Total Escalated Cost (OMR)
Land Reclamation	-	-	-	-	29,741,357	30,633,597
Utilities	-	-	-	-	17,240,848	17,758,073
Infrastructure	-	-	-	-	24,577,048	26,073,790
1 - Landmark - Pearls & Ancillaries	-	123,133	-	630	77,625,130	82,352,501
2 - 5* Hotel - Balcon	280	86,885	272,369	878	76,263,324	80,907,760
3 - 4* Hotel - Theatre	280	24,970	95,590	1,072	26,765,263	28,395,267
4 - Serviced Apartments	724	79,115	61,829	566	44,764,145	48,914,990
5 - 4* Hotel	280	24,970	95,590	1,072	26,765,263	29,247,125
6 - Apartments	334	75,049	115,584	514	38,605,070	42,184,802
7 - Apartments	60	13,503	115,765	514	6,945,919	7,589,993
8 - Apartments	125	28,020	115,307	514	14,413,437	15,749,952

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Omagine Plot, Muscat, Oman	23 June 2015

Component	No. Units	Size (Sq M)	Cost/Unit	Cost/Sq M	Total Current Cost (OMR)	Total Escalated Cost (OMR)
9 - Apartments	155	34,836	115,610	514	17,919,575	19,581,204
10 - High End Souk	1	6,620	2,666,059	403	2,666,059	2,913,274
11 - Tower 3 - Marina	1	300	130,797	436	130,797	142,925
12 - Marina Operations (with berths)	-	-	-	-	-	-
Boat Slips/Piers	50		24,247	-	1,212,347	1,248,717
Boaters' Building	1	174	16,524	95	16,524	17,020
Marina Operations Building	1	335	75,505	225	75,505	77,771
Marina Services Building	1	670	30,117	45	30,117	31,021
13 - Apartments	190	42,685	115,564	514	21,957,087	24,712,894
14 - Apartments	180	40,607	116,045	514	20,888,167	23,509,816
15 - Apartments	82	18,519	116,172	514	9,526,140	10,721,755
16 - Market Place	1	1,318	18,031	14	18,031	20,294
19 - Apartments	139	31,278	115,751	514	16,089,346	18,651,962
20 - Apartments	199	44,877	116,003	514	23,084,647	26,761,433
22 - Apartments	133	29,892	115,612	514	15,376,391	18,360,215
23 - Apartments	147	32,970	115,372	514	16,959,708	20,250,779
24 - Apartments	55	12,414	116,104	514	6,385,739	7,402,822
26 - Townhouses	110	49,091	247,802	555	27,258,234	32,547,757
27 - Townhouses	61	27,164	247,258	555	15,082,754	18,549,885
28 - Townhouses	39	17,345	246,951	555	9,631,107	11,845,047
29 - Office	-	11,617	-	467	5,430,514	6,295,454
30 - Office	-	11,617	-	467	5,430,514	6,295,454
31 - Office	-	11,617	-	467	5,430,514	6,678,847
32 - Office	-	11,617	-	467	5,430,514	6,678,847
33 - Clubhouse	1	278	149,929	539	149,929	163,832
34 - Villas	-	-	-	-	-	-
Villas - 12 Bedrooms - Oceanfront	8	8,000	648,818	649	5,190,544	5,671,847
Villas - 8 Bedrooms - Oceanfront	10	8,400	554,124	660	5,541,239	6,055,062
Villas - 7 Bedrooms - Ocean View	12	8,400	471,267	673	5,655,200	6,179,590
Villas - 6 Bedrooms - Ocean View	24	13,920	362,259	625	8,694,221	9,223,700
Villas - 5 Bedrooms - Ocean Access	120	63,000	329,708	628	39,564,980	41,974,487
Villas - 4 Bedrooms - Wadi Park	120	57,120	282,981	594	33,957,705	37,106,501
Apartments	285	64,080	115,658	514	32,962,636	39,359,111
Total					741,453,589	818,837,173

Source: Omagine LLC, 2015

The total construction costs for the project total to an un-escalated cost of OMR 741,453,589 and an escalated cost of OMR 818,837,173, both excluding contingency allowance.

We would however caution that JLL have not undertaken cost investigations and that a more accurate construction cost survey should be undertaken by a professional qualified quantity surveyor. Should the outcome of a more rigorous expert cost analysis reveal costs which are significantly different to the costs we have adopted, we would recommend a re-valuation of the property is conducted.

Professional Fees and Contingency

We have adopted Project and Development Management fees of 2% of project costs and Professional fees of 8% of project cost. These costs (escalated) add up to OMR 107,575,601 for the full development.

We have assumed a escalated construction cost contingency allowance of OMR 81,883,717 which equates to approximately 10% of total construction costs.

Cost Escalation

We have assumed a 3% per annum construction cost escalation adopted from year one of the cash flow onwards with reference to Oxford Economics inflation indexes.

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6.16	Usufruct Rent

As stated in Section 3.2, the Usufruct Agreement owner has to pay an annual fee which is calculated at a rate of OMR 0.3/Sq M and is multiplied by the remaining Existing land and Reclaimed Land that the Project Company are in possession of on 31 December of each year. The Usufruct Agreement stipulates that this fee is not to be charged for the first five years after Ratification (signing of the Usufruct Agreement) but will be paid every year thereafter until expiry of the Usufruct Agreement. The table below details the annual forecast fees payable per year for the Usufruct Rent.

Year	1-5	6	7	8	9	10	11	12-25
Usufruct fees (OMR)	0	147,912	138,810	130,557	128,741	109,142	100,250	100,250

6.17	Project Discount Rate/Target Project IRR

Rational developers in the region use high discount rates for high risk projects. The project discount rate is a reflection of the risk-free rate and a risk premium for the development, risk to the associated cash flows as well as the opportunity cost of the capital. We have also taken into account the risks associated with the completion of the construction programme and in achieving the anticipated projected income.

The various risks associated with development have necessitated the use of a 15% project discount rate or target Internal Rate of Return (IRR). The project discount rate is a reflection of the risk-free rate and a risk premium for the development, risk to the associated cash flows as well as the opportunity cost of the capital. We have also taken into account the risks associated with the completion of the construction programme and in achieving the anticipated projected income.

6.18	Residual Land Valuation Summary

Based on the foregoing report commentary and assumptions, we conclude that the residual land value calculation based on a discounted cash flow returns a value which reflects the full development of the Omagine Project. We provide a summary of our residual land valuation calculation below after adopted growth but before discounting.

Residual Land Valuation Summary

Description	Total After Growth (OMR)
Landmark Plot*	66,758,190
Hotel Units	340,288,458
Marina Unit	5,396,178
Residential Units	1,039,260,467
Office Units	61,266,348
Retail Units	12,584,558
Less Selling Costs	53,972,973
Less Usufruct Land Purchase Costs	29,858,683
NET SALES REVENUE	1,441,722,544
Landmark Plot	31,175,427
Less Outgoings and Vacancies	6,235,085
Less Letting Fees	388,883
NET RENTAL INCOME	24,551,459
TOTAL REVENUE	1,466,274,002

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Construction Costs	818,837,172
Contingency at 10%	81,883,717
Professional Fees	107,575,601
Usufruct Rent (per annum)	2,158,913
TOTAL COSTS	1,162,187,788
Project Discount Rate	15%
Net Present Value	151,374,405
Fair Value (Rounded)	150,000,000

*Total rental income over a five year holding period of the Landmark Plot.

This calculates to OMR 137/sq m of land area and OMR 132/sq m of BUA. A summary of the Estate Master calculation is provided at Appendix H.

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7	Land Market Commentary

We have provided a land market commentary for large raw and serviced development land which have transacted in the past or are advertised on the market within Oman and the UAE.

7.1	Comparable Land Transactions

Muscat is characterised as an ‘opaque market’ hence no centralised database exists where transactions are recorded and publically available.

We have been provided with the land transaction details of plots that have sold in Muscat Hills as previous mentioned in the section above. Muscat Hills Golf and Country Club has embarked on a serviced land sales strategy for approximately 100,000 sq m of land located at the Muscat Hills development.

Date	Location	Type	Description	Land Size (Sq M)*	BUA (Sq M)	Price (OMR)	Rate on Land (OMR/Sq M)	BUA Rate (OMR/Sq M)
Q3/Q4 2014	Muscat Hills	Residential	G+7 @ 70%	10,000	56,000	4,500,000	450	80
Q3/Q4 2014	Muscat Hills	Residential	G+7 @ 70%	10,000	56,000	6,000,000	600	107

*Approximate area

Due to the scale of the Subject Property, a significant discount for quantum would be attributed to the land rate of these comparables as the Subject Property is approximately 100 times the size of the serviced land transactions conducted. We would also apply a discount for the Usufruct and Development Agreement obligations.

Due to the market being opaque and the limited availability of freehold land within Muscat we are not aware of many publically available arm’s length land transactions in Muscat particularly with a sea frontage. We have therefore relied on transactions for land in similar locations within the United Arab Emirates whether there is more market transparency and sea front freehold and has previously transacted within the market.

An example of a recent transaction in Dubai that we are aware of includes a luxury residential villa and golf course zoned plot located in DubaiLand. The site area for the residential land is 15,000,000 sq ft and we are aware that the purchase price was approx. AED 533,000,000. However, the purchase price is to be spread over five years and by using a Discount Rate of 10%, the Net Present Value reflects a purchase price closer to AED 400,000,000. This therefore calculates to a day one estimated price of AED 26/sq ft (OMR 26/sq m) of land area.

We are aware of a recent serviced unrestricted freehold land transaction for sea/beach front land within Dubai’s Palm Jumeirah transacting at AED 650/sq ft of land which is the equivalent of OMR 700/sq m of land area. The land area had an FAR of 1.

An un-serviced waterfront land transaction occurred in the Business Bay/Dubai Health Care City Phase 2 master plan that extended to approximately 10,000 sq m with an FAR of 1. The purchase price was AED 212/sq ft of land area in 2006 with recent formal offers being made in the order of AED 360/sq ft of land area. This equates to approximately OMR 233/sq m and OMR 390/sq m of land area respectively.

We are also aware that Damac Real Estate purchased the 5,109,667 sq m “Akoya Oxygen” land plot for the equivalent of OMR 197,474,220. This equates to a rate of OMR 39/sq m and was one of the few single cash payments conducted for development land of this size over the recent past.

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We have highlighted recorded land transactions from the Dubai Land Department via REIDIN in the table below. The table shows what investors have historically paid for large parcels of undeveloped land within Dubai and demonstrates that quantum discounts that can be expected for large parcels of land over smaller more easily developed land plots.

Comparable Transactions

Location	Registration Date	Plot Area (Sq Ft)	Plot Area (Sq M)	Price (AED)	Price (AED/sq ft)	Equivalent (OMR/Sq M)
Nad Al Shiba	Dec-13	1,108,231	102,958	4,552,381	4.1	4.4
Grayttesah	Nov-13	1,967,869	182,821	14,959,424	7.6	8.2
Um Nahed First	Mar-13	1,999,999	185,806	60,000,000	30	32.3
Lehbab First	Apr-12	1,189,949	110,550	15,000,000	13	14.0
Wadi Al Safa 4	Mar-11	2,000,000	185,806	20,000,000	10	10.8
Al Khawaneej Second	Mar-11	1,000,000	92,903	10,000,000	10	10.8
Dubai Lifestyle City	Jan-10	2,238,183	207,934	71,622,000	32	34.4
Dubai Land	Jul-09	24,719,462	2,296,513	681,463,020	28	30.1

Source: Reidin

We note that none of these transactions have a sea frontage with sea frontage land commanding a premium. The table above shows that registered land sale prices based on land area have ranged between AED 4.1/sq ft of land (OMR 4/sq m) and AED 32/sq ft of land area (OMR 32/sq m) depending upon location. The largest land transaction is identified as transaction no. 1 located in Dubai which sold in 2009 for a sales rate of AED 28/sq ft of land area (OMR 30/sq m).

7.2	Large Comparable Asking Prices in Oman

As mentioned, we have not been able to identify any recent arms-length transactions for large plots of land within Muscat. We have had discussions with various agents and property consultants who are marketing plots for sale throughout Muscat. The general consensus is that vendor price expectations are above what can be achieved in the market. The largest advertised land plots near the Subject Property are provided in the table below.

Comparable Asking Prices

No.	Location	Use	Plot Area (Sq M)	Asking Price (OMR)	Rate (OMR/Sq M)
1	A'Nakheel Beach, Muscat	ITC	295,692	103,492,200	350
2	A'Zaibah, Muscat	Residential	263,351	144,843,050	550
3	Rusayl, Muscat	Residential - Gated	119,000	35,700,000	300
4	Wadi Al Lawami, Al Seeb	Commercial	40,577	8,000,000	197
5	Al Seeb	-	181,000	23,000,000	127
6	Muttrah, Muscat	Commercial	78,100	55,600,000	712
7	Al Seeb	Residential	13,880	13,000,000	937

Source: JLL

The quoting rate for the above properties vary significantly. The largest properties are comparable no. 1, 2 and 3. We are of the opinion that these are the most comparable, subsequently they have more consistent asking rates ranging from OMR 300/sq m to OMR 550/sq m of land area. The variance between these is likely to be due to location and zoning type. Due to the opaque nature of the property market we have been unable to ascertain the specific permissible FAR for these properties but we are informed that they are generally below 3 with comparable no. 1 and 2 having an FAR of below 2.

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7.3	Conclusion

Given the recent transactions and asking prices available in Muscat, Dubai and Ras Al Khaimah, land prices for unrestricted freehold land generally ranges from the equivalent of OMR 26/sq m to OMR 750/sq m for land ranging from 13,880 sq m to 2,296,513 sq m with a significant quantum discount for land that is larger than 300,000 sq m. Un-serviced large land transactions that we are aware with an area of over 300,000 sq m have not transacted within the region in an arms-length transaction and an upfront cash payment for more than OMR 100/sq m of land area in the recent past. The Subject Property has the following characteristics, some of which would not be present within a freehold title, that make direct comparison challenging:

1.	Usufruct Rights including an annual rental fee which we estimate to be OMR 2,158,913;
2.	Usufruct land cost on creation of freehold title at OMR 25/sq m with 6% increase pa for the Effective Date which we estimate to be OMR 29,858,679.
3.	Development minimum build obligations including deferred land payment;
4.	The land extends to 1,000,000 sq m;
5.	Beach frontage with limited availability of prime beach frontage land in Oman;
6.	A low floor to area ratio (FAR).

We are therefore of the view that the opinion of Fair Value arrived to using the Income Approach based on a discounted cash flow is appropriate.

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8	Fair Value Commentary

8.1	IFRS 13 Commentary

The guidance contained in IFRS 13 indicates that a Fair Value measurement requires an entity to determine the following:

Item		Our Approach
a)	The particular asset or liability that is the subject of the measurement (consistently with its unit of account).	In this case the asset comprises the Property described in this report on the basis of the ownership specified.
b)	For a non-financial asset, the valuation premises that is appropriate for the measurement (consistently with its highest and best use).	We have been instructed to assume the Property represents the highest and best use.
c)	The principal (or most advantageous) market for the asset or liability.	We consider this to be the open market for development land.
d)	The valuation technique(s) appropriate for the measurement, considering the availability of data with which to develop inputs that represent the assumptions that market participants would use when pricing the asset or liability and the level of fair value hierarchy within which the inputs are categorised.	Development land assets which are comparable to the Property in terms of scale rarely transact in the open market. Therefore, we have agreed to use the Income Approach based on a discounted cash flow model to measure the Fair Value of the Property.

IFRS 13 requires a commentary to be made on the hierarchy of the inputs used in measuring Fair Value. Due to the opaque nature of the market and the fact that office buildings which are comparable to the Property in terms of scale are rarely traded in the Dubai property market, our valuation has been prepared using the Income Approach based on a discounted cash flow model. We have based our inputs on the most appropriate market based information available to us. However, our model contains a number of ‘unobservable inputs’ and should therefore be categorised within Level 3 of the fair value hierarchy.

The significant unobservable inputs adopted in our model are as follows:

●         Project phasing;

●         Construction costs;

●         Project discount rate.

Our model is sensitive to isolated changes in the inputs, particularly those highlighted above. Any significant increase (delay) in the project phasing, construction costs and project discount rate will result in a significant decrease in Fair Value. However, an increase in the project phasing may also, if it is associated with an increased risk of receiving the forecasted net cash flow, be accompanied by an increase in the project discount rate.

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9	Fair Value

9.1	Opinion of Fair Value

Based on the foregoing, we are of the opinion that the Fair Value of the Usufruct Right of the Property as at 31 December 2014 is:

OMR 150,000,000

(ONE HUNDERED AND FIFTY MILLION OMANI RIYALS)

No allowance has been made for any expenses of realisation or for taxation which might arise in the event of a disposal or for a purchaser’s cost of acquisition.

Liability

Our liability will be to our Client only and will be limited in aggregate to the fee for this assignment. This liability proviso does not apply with respect to ‘Clients Information’ as such information is considered the responsibility of the Client.

9.2	Principal Risks

Omagine is a long term development project which will require continued public and private sector support to overcome considerable engineering, economic and financial challenges. In our valuation we have identified a number of specific risks as noted below:

●	General economic and demographic conditions: an increase in the resident population as a result of economic and employment expansion may increase demand although the fall in oil prices may have a significant effect on the Oman economy due to its reliance on oil as the largest contributor to GDP.

●	The stability of Oman is of significant concern. Sultan Qaboos, the ruler of Oman, brought stability to the country when he took over from his father in a bloodless coup. Recently, the Sultan has been living abroad while receiving medical treatment and has not been conducting public duties. There are also concerns over the conflict arising in neighbouring Yemen.

●	The scale of the development and nature of the site will significantly limit the number of potential buyers and the market might not be able to absorb the individual product offerings in the master development which can lead to oversupply conditions and possible resultant price corrections.

●	The success of the land sales and subsequent absorption by third party investors is dependent upon and integral to the overall development and implementation of the project and its adherence to the master plan and time frame.

●	Infrastructure risks: the timely provision of infrastructure, including water and electricity as well as connections to the road network is critical to the completion and saleability of assets under development and any delays may adversely impact sales receipts. Raising capital for the future sale/reimbursement of infrastructure works by a developer such as Omagine LLC could prove problematic and the disposal time may be pro-longed.

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●	Construction costs: our analysis assumes that the developer has conducted an audit of construction costs for each phase of the development and that the construction costs adopted are in line with market to undertake or complete service and development works required. Should construction costs be significantly different and/or rise more rapidly or earlier than anticipated this can have an adverse effect on the underlying land value.

●	External factors: with a significant component of purchaser demand from off-shore, any increased political instability in the region may affect confidence in or immigration to Muscat which can impact demand for property in the Sultanate both positively and negatively. Changes in economic conditions in source markets, both within the Middle East and more widely in markets such as Russia and CIS, India and Pakistan and Western Europe also impact demand for investment and second home properties.

●	Increased competition from comparable projects within Muscat, could adversely impact future demand with a few similarly sized projects in the pipeline.

The Sultanate of Oman has experienced a rapid growth in population and commensurate development and investment activity over the past few years as a result of government plans, infrastructure projects, law and regulation changes and other stimulants to the economy. The government have actively encouraged the development of tourism and entertainment projects. The use of ITC’s will encourage FDIs and open Oman up to global tourism as foreign nationals are able to gain residency in the Sultanate.

9.3	Saleability of the Asset

The saleability of the asset is restricted by the size and scale of the proposed development, the limited number of buyers who would have the capability and financial resources to buy or deliver the development as planned and the limited availability of financing.

We therefore consider that the timeframe to achieve a sale could take an extended marketing period of more than six months.

9.4	Confidentiality and Publication

Finally, and in accordance with our normal practice we confirm that the Report is confidential to the parties to whom it is addressed for the specific purpose to which it refers. No responsibility whatsoever is accepted to any third party and neither the whole of the Report, nor any part, nor references thereto, may be published in any document, statement or circular, nor in any communication with third parties without our prior written approval of the form and context in which it will appear.

We further confirm the following:

●	The statements of fact presented in the report are correct to the best of the Valuers knowledge;

●	The analyses and conclusions are limited only by the reported assumptions and conditions;

●	JLL are ‘External Valuers’ and its valuation consultants have no interest in the Subject Property.

●	JLL’s fee is not contingent upon any aspect of the report;

●	The valuation was performed in accordance with RICS ethical code and performance standards;

●	The Valuers have satisfied professional education requirements;

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●	The Valuers have experience in the category of the Property being valued;

●	The Valuers have made a personal inspection of the Property;

●	The Valuation maybe subject to RICS monitoring regulations

We trust that we have carried out the valuation in accordance with your instruction and should there be any points that require clarification, please contact the undersigned.

Yours faithfully,

For and on behalf of Jones Lang LaSalle UAE Limited (Dubai Branch)

/s/ Youcef Elhachemi	/s/ Simon Brand
Youcef Elhachemi mrics	Simon Brand frics
Associate – Valuation Advisory	Head of Valuation Advisory - MENA

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10	Assumptions and Caveats Relative to Valuation

10.1	General

●	We assume no responsibility for economic or physical factors which may affect the opinions in this report which occur after the valuation date.

●	We have relied extensively on information provided during discussions and in hardcopy by the Client. Whilst we believe that the data collected is accurate and reliable, JLL has not, as part of the valuation, performed an independent audit or review of the information gathered and does not express an opinion or any other form of assurance on the accuracy of such information. No responsibility is assumed for errors or omissions, or for information not disclosed which might otherwise affect the valuation estimate.

●	We have accepted advice given to us on such matters as planning or statutory notices, easements, tenure, identification of property, site and areas, and all other relevant information. Dimensions, measurements and areas included in the valuation are based on information provided by Client and are assumed to be in line with RICS Code of Measuring Practice. No on-site measurements have been made. We have been advised that no material facts have been omitted from the information supplied.

●	No opinion is intended to be expressed for matters which require legal expertise or specialised investigation or knowledge beyond that customarily employed by property valuers.

●	Unless otherwise noted, no consideration has been given in this valuation to the value of the property if any located on the premises which is considered to be personal property, only the real immovable property has been considered.

●	Maps and exhibits included in this report are for illustration only as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced or used apart from the report.

10.2	Title and Ownership

●	No opinion to title is rendered. Data relating to ownership and legal description was obtained from the client or public records considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements, and restrictions except if specifically discussed in the report. The property is valued assuming it to be under responsible ownership, competent management and available for its highest and best use.

●	The Property is valued as if wholly owned with no account being taken of any outstanding monies due in respect of mortgage bonds, loans or any other third party claims.

10.3	Condition and Compliance of Land

●	The Property is valued assuming that it is in full compliance with all applicable state and local environmental regulations and laws.

●	The Property is valued assuming all applicable zoning and use regulations and restrictions have been and will be complied with, unless otherwise stated and would not significantly change in future.

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●	We have assumed no responsibility for hidden or unapparent conditions of the Property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for arranging for engineering studies that may be required to discover them.

●	No detailed soil studies covering the Property was available for this valuation. It is therefore assumed that soil conditions are adequate and will continue to support the existing building construction consistent with highest and best use.

●	Unless otherwise stated in this report, the valuers signing this report have no knowledge concerning the presence or absence of toxic materials in the improvements and/or hazardous waste on the land. No responsibility is assumed for any such conditions or for any expertise or engineering to discover them.

●	No engineering survey has been made by the valuers. Except if specifically stated, no encroachment of real property improvements is considered to exist.

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Appendix A: General Principles Adopted in the Preparations of Valuations and Reports

These General Principles should be read in conjunction with JLL’s General Terms and Conditions of Business except insofar as this may be in conflict with other contractual arrangements.

1	RICS Valuation - Professional Standards (January 2014)

All work is carried out in accordance with the Practice Statements contained in the RICS Valuation – Professional Standards (January 2014) published by the Royal Institution of Chartered Surveyors, by valuers who conform to the requirements thereof. Our valuations may be subject to monitoring by the RICS.

2	Valuation Basis:

Our reports state the purpose of the valuation and, unless otherwise noted, the basis of valuation is as defined in the RICS Valuation – Professional Standards (January 2014). The full definition of the basis, which we have adopted, is either set out in our report or appended to these General Principles.

3	Disposal Costs Taxation and Other Liabilities:

No allowances are made for any expenses of realisation, or for taxation, which might arise in the event of a disposal. All property is considered as if free and clear of all mortgages or other charges, which may be secured thereon.

No allowance is made for the possible impact of potential legislation which is under consideration.

Valuations are prepared and expressed exclusive of VAT payments, unless otherwise stated.

4	Documentation:

We do not normally read leases or documents of title. We assume, unless informed to the contrary, that each property has a good and marketable title, that all documentation is satisfactorily drawn and that there are no encumbrances, restrictions, easements or other outgoings of an onerous nature, which would have a material effect on the value of the interest under consideration, nor material litigation pending. Where we have been provided with documentation we recommend that reliance should not be placed on our interpretation without verification by your lawyers.

5	Tenants:

Although we reflect our general understanding of a tenant’s status in our valuations, enquiries as to the financial standing of actual or prospective tenants are not normally made unless specifically requested. Where properties are valued with the benefit of lettings, it is therefore assumed, unless we are informed otherwise, that the tenants are capable of meeting their financial obligations under the lease and that there are no arrears of rent or undisclosed breaches of covenant.

6	Measurements:

All measurement is carried out in accordance with the Code of Measuring Practice (6th Edition) issued by the Royal Institution of Chartered Surveyors, except where we specifically state that we have relied on another source. The areas adopted are purely for the purpose of assisting us in forming an opinion of capital value. They should not be relied upon for other purposes nor used by other parties without our written authorisation.

7	Estimated Rental Value:

Our opinion of rental value is formed purely for the purposes of assisting in the formation of an opinion of capital value. It does not necessarily represent the amount that might be agreed by negotiation, or determined by an Expert, Arbitrator or Court, at rent review or lease renewal.

8	Town Planning and Other Statutory Regulations:

Information on town planning is, wherever possible, obtained either verbally from local planning authority officers or publicly available electronic or other sources. It is obtained purely to assist us in forming an opinion of capital value and should not be relied upon for other purposes. If reliance is required we recommend that verification be obtained from lawyers that:-

i	the position is correctly stated in our report;
ii	the property is not adversely affected by any other decisions made, or conditions prescribed, by public authorities;
iii	that there are no outstanding statutory notices.

Our valuations are prepared on the basis that the premises (and any works thereto) comply with all relevant statutory and EC regulations, including fire regulations, access and use by disabled persons and control and remedial measures for asbestos in the workplace.

9	Structural Surveys:

Unless expressly instructed, we do not carry out a structural survey, nor do we test the services and we therefore do not give any assurance that any property is free from defect. We seek to reflect in our valuations any readily apparent defects or items of disrepair, which we note during our inspection, or costs of repair which are brought to our attention. Unless stated otherwise in our reports we assume any tenants are fully responsible for the repair of their demise either directly or through a service charge.

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10	Deleterious Materials:

We do not normally carry out investigations on site to ascertain whether any building was constructed or altered using deleterious materials or techniques (including, by way of example high alumina cement concrete, woodwool as permanent shuttering, calcium chloride or asbestos). Unless we are otherwise informed, our valuations are on the basis that no such materials or techniques have been used.

11	Site Conditions:

We do not normally carry out investigations on site in order to determine the suitability of ground conditions and services for the purposes for which they are, or are intended to be, put; nor do we undertake archaeological, ecological or environmental surveys. Unless we are otherwise informed, our valuations are on the basis that these aspects are satisfactory and that, where development is contemplated, no extraordinary expenses, delays or restrictions will be incurred during the construction period due to these matters.

12	Environmental Contamination:

Unless expressly instructed, we do not carry out site surveys or environmental assessments, or investigate historical records, to establish whether any land or premises are, or have been, contaminated. Therefore, unless advised to the contrary, our valuations are carried out on the basis that properties are not affected by environmental contamination. However, should our site inspection and further reasonable enquiries during the preparation of the valuation lead us to believe that the land is likely to be contaminated we will discuss our concerns with you.

13	Insurance:

Unless expressly advised to the contrary we assume that appropriate cover is and will continue to be available on commercially acceptable terms, for example in regard to the following:

Composite Panels

Insurance cover, for buildings incorporating certain types of composite panel may only be available subject to limitation, for additional premium, or unavailable. Information as to the type of panel used is not normally available. Accordingly, our opinions of value make no allowance for the risk that insurance cover for any property may not be available, or may only be available on onerous terms.

Terrorism

Our valuations have been made on the basis that the properties are insured against risks of loss or damage including damage caused by acts of Terrorism. We have assumed that the insurer, with whom cover has been placed, has been suitably reinsured.

Flood and Rising Water Table

Our valuations have been made on the assumption that the properties are insured against damage by flood and rising water table. Unless stated to the contrary our opinions of value make no allowance for the risk that insurance cover for any property may not be available, or may only be available on onerous terms.

14	Outstanding Debts:

In the case of property where construction works are in hand, or have recently been completed, we do not normally make allowance for any liability already incurred, but not yet discharged, in respect of completed works, or obligations in favour of contractors, subcontractors or any members of the professional or design team.

15	Confidentiality and Third Party Liability:

Our Valuations and Reports are confidential to the party to whom they are addressed and for the specific purpose to which they refer, and no responsibility whatsoever is accepted to any third parties. Neither the whole, nor any part, nor reference thereto, may be published in any document, statement or circular, nor in any communication with third parties, without our prior written approval of the form and context in which it will appear.

16	Statement of Valuation Approach:

We are required to make a statement of our valuation approach. In the absence of any particular statements in our report the following provides a generic summary of our approach.

The majority of institutional portfolios comprise income producing properties. We usually value such properties adopting the investment approach where we apply a capitalisation rate, as a multiplier, against the current and, if any, reversionary income streams. Following market practice we construct our valuations adopting hardcore methodology where the reversions are generated from regular short term uplifts of market rent. We would normally apply a term and reversion approach where the next event is one which fundamentally changes the nature of the income or characteristics of the investment. Where there is an actual exposure or a risk thereto of irrecoverable costs, including those of achieving a letting, an allowance is reflected in the valuation.

Vacant buildings, in addition to the above methodology, may also be valued and analysed on a comparison method with other capital value transactions where applicable.

Where land is held for development we adopt the comparison method when there is good evidence, and/or the residual method, particularly on more complex and bespoke proposals.

There are situations in valuations for accounts where we include in our valuation properties which are owner-occupied. These are valued on the basis of existing use value, thereby assuming the premises are vacant and will be required for the continuance of the existing business. Such valuations ignore any higher value that might exist from an alternative use.

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Appendix B: Interpretative Commentary of Fair Value

Definition and Interpretive Commentary reproduced from the RICS Valuation – Professional Standards January 2014, VPS 4

Valuations based on fair value shall adopt the definition and the conceptual framework settled by the International Valuation Standards Council (IVSC):

Definition

There are two recognised definitions of fair value – it is essential that the valuer makes explicit which definition is being adopted in any given case. The two definitions are:

(a)	the definition adopted by the International Accounting Standards Board (IASB) in IFRS 13:

The price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

and

(b)	the definition adopted by the IVSC in IVS Framework paragraph 38:

The estimated price for the transfer of an asset or liability between identified knowledgeable and wiling parties that reflects the respective interests of those parties.

1.	It is important to recognise that the two definitions of fair value are not the same. When adopting the basis of fair value it is essential that the valuer establishes the correct definition for the purpose and sets it out in full in the terms of engagement and the report.

2.	The guidance in IFRS 13 includes:

Overview of fair value measurement approach

The objective of a fair value measurement is to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. A fair value measurement requires an entity to determine all of the following:

●	the particular asset or liability that is the subject of the measurement (consistently with its unit of account)

●	for a non-financial asset, the valuation premise that is appropriate for the measurement (consistently with its highest and best use)

●	the principal (or most advantageous) market for the asset or liability

●	the valuation technique(s) appropriate for the measurement, considering the availability of data with which to develop inputs that represent the assumptions that market participants would use when pricing the asset or liability and the level of the fair value hierarchy within which the inputs are categorised.

Copyright © IFRS Foundation.
All rights reserved. Reproduced by Royal Institution of Chartered Surveyors with the permission of the IFRS Foundation®. No permission granted to third parties to reproduce or distribute.

The references in IFRS 13 to market participants and a sale make it clear that for most practical purposes the concept of fair value is consistent with that of market value, and so there would be no difference between them in terms of the valuation figure reported.

3.	In applying the IVS definition, valuers should refer to IVS Framework paragraphs 38-42.

4.	For more detailed guidance on the application of fair value for financial statements see VPGA 1, Valuations for inclusion in financial statements.

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Appendix C: Photographs

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Appendix D: Initial Master Plan with Phasing

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Appendix E: Integrated Tourism Complex Licence

Schedule 3

Integrated Tourism Complex License

Sultanate of Oman
Ministry of Tourism
Muscat
Minister's Office

سلطنة عُمان
وزارة السياحة
مسقط
مكتب الوزير

الرقم : م و س/٢/ ١ /٣٢٠٦/ ٢٠١٤م
التاريخ : ٢٤شعبـــــــــان ١٤٣٥هـ
الموافق : ٢٣يونيــــــــــو ٢٠١٤م

الفاضل/ فرانـــــك جـــي. دروهـــان .. المحترم
المديـــــــر الاداري
شركـــــة أوماجـــن ش.م.م
ص.ب: ٢٠٨ ر.ب: ١١٥

السلام عليكم و رحمة الله تعالى و بركاته .. وبعد ،،

الموضوع : منح مشروع أوماجن ترخيص صفة المجمعات السياحية المتكاملة

بالإشارة إلى رسالتكم الواردة إلينا بتاريخ ٢٨ مايو ٢٠١٤م بشأن منح مشروع أوماجن ترخيص صفة المجمعات السياحية المتكاملة والمقترح إقامته على قطعة الأرض السياحية الحكومية رقم (١) بالمربع (74 SW) الكائنة بالحيل الشمالية في ولاية السيب بمحافظة مسقط والبالغ مساحتها (١٠٠٠٠٠٠م٢) مليون متر مربع.

نود إفادتكم بأن الوزارة توافق على منح **المشروع ترخيص صفة المجمعات السياحية المتكاملة** وذلك وفقا للشروط التالية:

١. الالتزام بما ورد في اللائحة التنفيذية لنظام تملك العقارات في المجمعات السياحية المتكاملة الصادرة بالقرار الوزاري رقم (١٩١/٢٠٠٧) (مرفق نسخة).
٢. الالتزام بما ورد في المادة الأولى من القرار الوزاري رقم (٩٨/٢٠٠٩) بتعديل اللائحة التنفيذية لنظام تملك العقارات للمجمعات السياحية المتكاملة الصادرة بالقرار الوزاري رقم (١٩١/٢٠٠٧) على **"ألا تزيد عدد الوحدات العقارية السكنية بالمجمع على عدد الوحدات الفندقية"** (مرفق نسخة).

وتفضلوا بقبول فائق التحية والاحترام ،،،

أحمد بن ناصر بن حمد المحرزي
وزيـــــر الســـــياحـــة

ص.ب : ٢٠٠، الرمز البريدي : ١١٥، مدينة السلطان قابوس، سلطنة عُمان
P.O. Box : 200, Postal Code : 115, Madinat Al Sultan Qaboos, Sultanate of Oman

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Appendix F: Omagine Marina Configuration

Omagine Marina Configuration

FEBRUARY 2015

29 Slips @ 26 Meters
28 Slips @ 12 to 18 Meters
2 Slips @ 25 Meters
7 Slips @ 17 Meters
10 Slips @ 25 Meters
3 Slips @ 38 Meters
Serviced Chalets
Hotel
Sand Beach
Tower
Marina
Sky
Earth
Sea
Energy
Leadership
Culture
Oman
Exhibition
Amphitheater
Green Space
Entertainment
Canal
Apartments
Serviced Chalets

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Appendix G: Krooki

ارملا جس

Sultanate of Oman
Ministry of Housing

سلطنة عمان
وزارة الإسكان

01-05-012-01-1 الرقم المسلسل	رسم مساحي لقطعة أرض
AL SEEB الولاية AL MAWALEH NORTH رقم الخريطة 627-614 المدينة - القرية	بيانات القطعة

1: 40000 الموقع العام

N

WGS 84 الإسقاط

PLOT NO : 1		١	القطعة
BLOCK : PHASE 1		المرحلة ١	المربع
AREA : 1000000 SQ. M		متر مربع ١٠٠٠٠٠٠	المساحة

[شروط البناء]

USE : الاستعمال
HT : الارتفاع
FLOORS : عدد الطوابق
B. AREA : نسبة البناء
SETBACKS : الارتدادات
FRONT : BACK : الخلف الأمام
SIDE : الجانبي
PARKING : مواقف
CONDITIONS : شروط أخرى

AL NOOR CITY
MINISTRY OF TOURIST
مدينة النور
وزارة السياحة

اعتماد خرائط الموقع العام من دائرة تخطيط مسقط
Site plan maps to be approved by the planning department

التاريخ ١٦/٦/٢٠١٤ المالك

1: 20000

LINE		EASTING	NORTHING	DIST
1	2	628278.26	2614279.04	239.00
2	3	628138.47	2614085.18	271.32
3	4	627979.76	2613865.12	44.17
4	5	627935.69	2613862.44	193.37
5	6	627742.58	2613872.56	0.00
6	7	627742.53	2613872.36	61.75
7	8	627753.08	2613933.41	81.51
8	9	627673.58	2613951.38	105.05
9	10	627566.32	2613954.43	60.00
10	11	627535.25	2613905.31	109.48
11	12	627447.36	2613926.02	34.53
12	13	627460.61	2613902.69	136.14
13	14	627354.51	2614033.18	27.06
14	15	627338.07	2614011.18	376.51
15	16	627031.56	2614229.14	14.11
16	17	627029.24	2614243.06	18.63
17	18	627040.21	2614258.37	55.20
18	19	626980.34	2614290.53	18.06
19	20	626984.35	2614275.20	12.61
20	21	626977.63	2614273.74	150.01
21	22	626865.80	2614376.45	121.22
22	23	626795.38	2614478.97	169.37
23	24	626711.84	2614625.22	0.22
24	25	626711.37	2614625.52	433.96
25	26	627177.79	2615081.36	219.56
26	27	627357.32	2614942.14	70.63
27	1	627416.83	2614896.76	1050.58

AREA = 1000000 SQ m

CENTEROID: 627471.516,2614413.915

3
1
1
4
THE SEA
GULF OF OMAN
718
1640
485
597

الملاحظات
OLD PAIN : 1-35-098-01-401
OLD P. NO : 1
OLD BLOCK : 74 SW

دائرة المساحة

ختم الدائرة

التوقيع	التاريخ		المساح
التوقيع	التاريخ 16/06/2014	ZAINAB	الرسام
التوقيع	التاريخ ١٦/٦/٢٠١٤		المدقق
		MUBARAK AL AMRI	المدير

١٦/٦/٢٠١٤

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Appendix H: Estate Master DF Summary Sheet

EstateMaster
DF DEVELOPMENT FEASIBILITY

Omagine Project

Cash Flow F

After Omagine Land Purchase

Time Span:	Jan-15 to Jan-40	**Project Size:**	
Type:	Miscellaneous		
Status:	Under Review	**Project Size:**	1,148,163.2 GFA
Site Area:	1,105,526. SqM		1 per 0.96 SqM of Site Area
FSR:	0:1		

Estate Master Licensed to: JLMENA

COSTS & REVENUES

				OMR Total	OMR Per GFA	OMR Per SqM of Site Area	OMR Per Total Net Revenue
REVENUE							
	Quantity	SqM	OMR/Quantity	OMR			
Gross Sales Revenue	682	584,719.35	2,236,882.99	1,525,554,199	1,329	1,380	104.0%
Landmark Plot	1	1.00	66,758,190.05	66,758,190			
Hotel	3	3.00	113,429,485.98	340,288,458			
Residential - Apt	13	390,967.75	45,361,526.81	589,699,848			
Townhouse Land	3	93,600.00	40,228,858.39	120,686,575			
Commerical Office	4	39,497.80	15,316,586.95	61,266,348			
Retail Shops	3	5,002.80	4,194,852.83	12,584,558			
Residential - Villas/Apts	654	54,468.00	502,865.51	328,874,044			
Not Classified	1	1,179.00	5,396,177.56	5,396,178			
Less Selling Costs				(83,831,656)	73	76	-5.7%
NET SALES REVENUE				1,441,722,544	1,256	1,304	98.3%
	Average Yield	SqM	OMR/SqM/annum	OMR			
Gross Rental Income	8.00%	2.00	5,671,205.59	31,175,427	27	28	2.1%
Landmark Plot	8.00%	2.00	5,671,205.59	31,175,427			
Less Outgoings & Vacancies				(6,235,085)	5	6	-0.4%
Less Letting Fees				(388,883)	0	0	0.0%
NET RENTAL INCOME				24,551,459	21	22	1.7%
TOTAL REVENUE				**1,466,274,002**	**1,277**	**1,326**	**100.0%**
COSTS							
Construction Costs (inc. Contingency)				900,720,889	784	815	61.4%
Land Reclamation				30,633,597	27	28	2.1%
MP Infrastructure				26,073,790	23	24	1.8%
Utilities				17,758,073	15	16	1.2%
Landmark Plot No. 1				82,352,501	72	74	5.6%
Plot 34 - Villas & Apts				660,644,682	575	598	45.1%
Other Construction Costs				1,374,529	1	1	0.1%
Contingency				81,883,717	71	74	5.6%
Professional Fees				107,575,601	94	97	7.3%
Usufruct Fee				2,158,913	2	2	0.1%
TOTAL COSTS				**1,161,829,807**	**1,012**	**1,051**	**79.2%**

PERFORMANCE INDICATORS

			OMR Per GFA	OMR Per SqM of Site Area
[7] **Project Internal Rate of Return (IRR)**	Per annum Nominal	**15.00%**		
[8] Residual Land Value	Based on NPV	151,374,405	132	137

Footnotes:

7. Internal Rate of Return: is the discount rate where the NPV above equals Zero.
8. Residual Land Value (based on NPV): is the purchase price for the land to achieve a zero NPV.

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Simon Brand FRICS Head of Valuation Advisory MENA Emaar Square, Building 1 Dubai, UAE PO Box 214029 + 971 4 436 2487 simon.brand@eu.jll.com	Youcef Elhachemi MRICS Associate – Valuation Advisory MENA Emaar Square, Building 1 Dubai, UAE PO Box 214 029 + 971 (4) 436 24 50 youcef.elhachemi@eu.jll.com

www.jll-mena.com

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